UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CenterPoint Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders

to be held on April 28, 2016

and Proxy Statement

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Welcome to the CenterPoint Energy Annual Shareholder Meeting

March 17, 2016

Dear Fellow Shareholders:

We are pleased to invite you to attend our annual shareholder meeting to be held on April 28, 2016, at 9:00 a.m. central time in our auditorium located at 1111 Louisiana Street in Houston, Texas.

As explained in the enclosed proxy statement, at this year’s meeting you will be asked to vote (i) for the election of nine directors, (ii) for the ratification of the appointment of the independent auditors, (iii) for the approval, on an advisory basis, of CenterPoint Energy’s executive compensation, and (iv) for the ratification of the amendment to the Company’s bylaws to designate an exclusive forum for certain legal actions, and to consider any other business that may properly come before the meeting.

Your vote is very important to us – participate in the future of CenterPoint Energy and exercise your shareholder right by voting your shares right away.

Only shareholders of record at the close of business on March 3, 2016, or their proxy holders, may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and CenterPoint Energy guests. Only our shareholders or their valid proxy holders may address the meeting.

Please review the proxy card for the instructions on how you can vote your shares over the internet, by telephone or by mail. It is important that all CenterPoint Energy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. At CenterPoint Energy’s 2015 Annual Shareholder Meeting, approximately 87 percent of the Company’s outstanding shares were represented in person or by proxy.

Thank you for your continued interest in CenterPoint Energy.

Sincerely,

Milton Carroll Executive Chairman of the Board	Scott M. Prochazka President and Chief Executive Officer

2016 Proxy Statement

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2016 Proxy Statement

Table of Contents (continued)

CenterPoint Energy

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Notice of Annual Meeting of Shareholders

Dear Shareholders:

You are cordially invited to attend the 2016 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE

9:00 a.m. Central Time on April 28, 2016

PLACE

The CenterPoint Energy auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS

•	elect the nine nominees named in the Proxy Statement as directors to hold office until the 2017 annual meeting;
•	ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2016;
•	conduct an advisory vote on executive compensation;
•	ratify the amendment to the Company’s bylaws to designate an exclusive forum for certain legal actions; and
•	conduct other business if properly raised.

RECORD DATE

Shareholders of record at the close of business on March 3, 2016 are entitled to vote.

PROXY VOTING

Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Frequently Asked Questions About Voting” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Dana C. O’Brien

Senior Vice President, General Counsel and

Corporate Secretary

Dated and first mailed

to shareholders

on or about March 17, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 28, 2016

The proxy statement and annual report to shareholders are available at:

http://materials.proxyvote.com/15189T

2016 Proxy Statement

CENTERPOINT ENERGY, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

For deliveries by U.S. Postal Service:

P.O. Box 4567

Houston, Texas 77210-4567

Proxy Statement

FREQUENTLY ASKED QUESTIONS ABOUT VOTING

On what am I voting?

Item Description	More Information	Board Recommendation	Broker non-votes	Abstentions	Votes required for approval
Item 1: Election of directors	Page 4	FOR each nominee	Do not count	Do not count	Shares voted for must exceed shares voted against
Item 2: Ratification of appointment of independent auditors	Page 62	FOR	Do not count	Do not count	Shares voted for must exceed shares voted against
Item 3: Advisory vote on executive compensation	Page 63	FOR	Do not count	Do not count	Shares voted for must exceed shares voted against
Item 4: Ratification of the amendment to the Company’s bylaws to designate an exclusive forum for certain legal actions	Page 65	FOR	Count as a vote against	Count as a vote against	Majority of shares entitled to vote and represented in person or by proxy

Who may vote?

Shareholders recorded in our stock register at the close of business on March 3, 2016 may vote at the meeting. As of that date, there were                      shares of our common stock outstanding.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card.

You may vote for or against each director nominee and the proposals under Item 2 (ratification of appointment of independent auditors), Item 3 (advisory vote on executive compensation), and Item 4 (ratification of the amendment to the Company’s bylaws to designate an exclusive forum for certain legal actions), or you may abstain from voting on these items. If you give us your proxy but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations.

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2016 Proxy Statement

Frequently Asked Questions About Voting (continued)

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote as follows:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2016;

•	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement; and

•	FOR the ratification of the amendment to the Company’s bylaws to designate an exclusive forum for certain legal actions.

If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion.

What if I change my mind after I have voted?

You may revoke your proxy before it is voted by:

•	submitting a new proxy card with a later date;

•	voting in person at the meeting; or

•	giving written notice to Ms. Dana C. O’Brien, Corporate Secretary, at CenterPoint Energy’s address shown above.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting.

Brokerage firms generally have the authority to vote their customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a broker, bank or other nominee, such nominee can vote your shares for the ratification of Deloitte & Touche LLP as our independent auditors for 2016 if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules. However, no other items are considered “routine” and may not be voted on by your nominee without your instruction.

For all items other than ratification of our independent auditors, brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares because the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner as to how to vote. Brokers cannot vote on Item 1 (election of directors), Item 3 (advisory vote on executive compensation), or Item 4 (ratification of the amendment to the bylaws) without instructions from the beneficial owners. If you do not instruct your broker how to vote with respect to Item 1, Item 3, or Item 4, your broker will not vote for you with respect to those items.

Do I need a ticket to attend the meeting?

To be admitted to the meeting, you must provide proof of ownership of our common stock and proof of identification. If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank. All shareholders will be required to present valid picture identification, such as a driver’s license, before being admitted to the meeting.

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2016 Proxy Statement

Frequently Asked Questions About Voting (continued)

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes.

What vote is required to approve each of the proposals?

Under our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Item 1: Election of Directors—Majority Voting in Director Elections.”

Each of the ratification of the appointment of independent auditors (Item 2) and the approval of the resolution included in Item 3 (advisory vote on executive compensation) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against the item. Abstentions and broker non-votes will not affect the outcome of the vote on these items. The ratification of an amendment to the bylaws (Item 4) requires the affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy. Broker non-votes and abstentions will have the same effect as a vote against this item.

Who conducts the proxy solicitation and how much will it cost?

CenterPoint Energy is requesting your proxy for the annual shareholder meeting and will pay all the costs of requesting shareholder proxies, including a fee of $13,000 plus expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, who will help us solicit proxies. We can request proxies through the mail, in person, or by telephone, fax or Internet. We can use directors, officers and other employees of CenterPoint Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

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2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Nominees for Directors

Each of our directors will be elected at this year’s meeting to a one-year term expiring at the annual meeting in 2017.

If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Listed below are the biographies of each director nominee. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

The nine nominees for election in 2016 are listed below.

MILTON CARROLL

Milton Carroll, age 65, has been a director since 1992. He has served as Executive Chairman since June 2013 and as Chairman from September 2002 until May 2013. Mr. Carroll has served as a director of Halliburton Company since 2006, Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, since 2008, and LyondellBasell Industries N.V. since July 2010. He has served as a director of Health Care Service Corporation since 1998 and as its chairman since 2002. He previously served as a director of LRE GP, LLC, the general partner of LRR Energy, L.P., from November 2011 to January 2014.

The Board determined that Mr. Carroll should be nominated for election as a director due to his extensive knowledge of the Company and its operations gained in over 20 years of service as a director of the Company, its predecessors and affiliates. The Board values Mr. Carroll’s knowledge of the oil and natural gas industry, board leadership skills and corporate governance expertise.

Non-Independent Director Nominee Executive Chairman Committees: None

MICHAEL P. JOHNSON

Michael P. Johnson, age 68, has been a director since July 2008. Mr. Johnson has been the President and Chief Executive Officer of J&A Group, LLC, a management and business consulting company, since January 2009. He served from 2002 until his retirement in March 2008 as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly held natural gas producer, processor and transporter. Prior to joining the Williams Companies, he served in various executive capacities with Amoco Corporation. He has served as a director of Buffalo Wild Wings, Inc. since 2006, and QuikTrip Corporation, a private company, since 2001 and previously served as a director of Patriot Coal Corporation from 2008 to December 2013. He also serves on the Oklahoma Advisory Board of Health Care Service Corporation and on the boards of several charitable organizations and foundations.

The Board determined that Mr. Johnson should be nominated for election as a director due to his extensive management and leadership experience as a senior executive officer of major international companies. The Board values Mr. Johnson’s knowledge of the oil and natural gas industry and expertise in corporate governance and human resources matters.

Independent Director Nominee Committees: Compensation (Chair), Governance

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2016 Proxy Statement

Item 1: Election of Directors (continued)

JANIECE M. LONGORIA

Janiece M. Longoria, age 63, has been a director since 2005. Now retired after 35 years in the practice of law, including as a partner with Ogden, Gibson, Broocks, Longoria & Hall, LLP and Andrews Kurth, LLP, she has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a director of Superior Energy Services, Inc., a publicly traded energy services company, since October 2015, and as a director of the Texas Medical Center since 2011. She has served as a commissioner of the Port of Houston Authority since 2002 and as its Chairman since January 2013. She previously served as a director of Patriot Coal Corporation from January 2011 to December 2013 and as a member of The University of Texas System Board of Regents and The University of Texas Investment Management Company from February 2008 to February 2011.

The Board determined that Ms. Longoria should be nominated for election as a director due to her extensive legal and regulatory expertise, her experience serving as chairman of the Port of Houston Authority Commission and her experience in oversight positions on boards of major governmental and civic organizations. The Board also values her service on boards of charitable organizations and extensive community involvement.

Independent Director Nominee Committees: Compensation, Governance

SCOTT J. McLEAN

Scott J. McLean, age 59, has been a director since December 2013. Since March 2014, Mr. McLean has been Chairman of Amegy Bank of Texas and President of Zions Bancorporation, and since June 2015, Chief Operating Officer of Zions Bancorporation. Previously, he served as Chief Executive Officer of Amegy Bank from December 2009 through February 2014. Prior to joining Amegy in 2002, he was with JPMorgan Chase for 23 years, where he served in a number of roles, including president in Dallas, chairman in El Paso and president in Houston. He currently serves on the Southern Methodist University Board of Trustees and the boards of the United Way of Greater Houston and the Memorial Hermann Healthcare System.

The Board determined that Mr. McLean should be nominated for election as a director due to his extensive financial, banking and executive management experience. The Board also benefits from his experience in leadership roles with numerous business, civic and charitable organizations.

Independent Director Nominee Committees: Audit, Compensation

THEODORE F. POUND

Theodore F. Pound, age 61, has been a director since April 2015. Mr. Pound is a private investor. He served as Vice President, General Counsel and Corporate Secretary of Select Energy Services, LLC, a private company providing water solutions and well-site services to energy producers, from January 2013 to January 2016. He previously served as Vice President, General Counsel and Secretary of Allis-Chalmers Energy, Inc., a publicly traded oilfield services company, from September 2004 to March 2011, when it was acquired by Seawall Limited. Mr. Pound has practiced law in Texas for over 30 years, primarily in the areas of mergers and acquisitions, corporate finance, securities, compliance and governance.

The Board determined that Mr. Pound should be nominated for election as a director due to his extensive legal, compliance and corporate governance expertise and his over 30 years of experience in advising public and private companies.

Independent Director Nominee Committees: Audit, Governance

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2016 Proxy Statement

Item 1: Election of Directors (continued)

SCOTT M. PROCHAZKA

Scott M. Prochazka, age 50, has served as a director and President and Chief Executive Officer of CenterPoint Energy since January 1, 2014. He served as Executive Vice President and Chief Operating Officer of the Company from August 1, 2012 to December 31, 2013. He previously served as Senior Vice President and Division President, Electric Operations of the Company from May 2011 through July 2012; as Division Senior Vice President, Electric Operations of the Company’s wholly-owned subsidiary, CenterPoint Energy Houston Electric, LLC, from February 2009 to May 2011; as Division Senior Vice President, Regional Operations of the Company’s wholly-owned subsidiary, CenterPoint Energy Resources Corp., from February 2008 to February 2009; and as Division Vice President, Customer Service Operations, from October 2006 to February 2008. He currently serves on the Boards of Directors of Enable GP, LLC, the general partner of Enable Midstream Partners, LP, Gridwise Alliance, Edison Electric Institute, American Gas Association, Greater Houston Partnership and Junior Achievement of South Texas.

The Board determined that Mr. Prochazka should be nominated for election as a director due to his extensive knowledge of the industry and the Company, its operations and people, gained in his years of service with the Company in positions of increasing responsibility.

Non-Independent Director Nominee Chief Executive Officer Committees: None

SUSAN O. RHENEY

Susan O. Rheney, age 56, has been a director since July 2008. Ms. Rheney is a private investor. She served as a director of QEP Midstream Partners GP, LLC, the general partner of QEP Midstream Partners, LP, a former publicly traded limited partnership, from June 2013 until July 2015, when QEP Midstream Partners, LP was acquired. From 2002 until March 2010, she served as a director of Genesis Energy, Inc., the general partner of Genesis Energy, LP, a publicly traded limited partnership. From 2003 to 2005, she was a director of Cenveo, Inc. and served as chairman of the board from January to August 2005. She also served until 2001 as a principal with The Sterling Group, a private financial and investment organization.

The Board determined that Ms. Rheney should be nominated for election as a director due to her extensive financial management and accounting expertise and experience as a director of midstream oil and gas companies. The Board benefits from her experience implementing strategic and operational initiatives at a variety of firms.

Independent Director Nominee Committees: Audit

PHILLIP R. SMITH

Phillip R. Smith, age 64, has been a director since March 2014. He is President and Chief Executive Officer of Torch Energy Advisors, Inc. Mr. Smith joined Torch as interim President and Chief Executive Officer in October 2012 and was named President and Chief Executive Officer effective January 2013. Prior to joining Torch, Mr. Smith was a partner with KPMG LLP from 2002 to September 2012. Mr. Smith also serves on the Board of Directors and as audit committee chair for Oilstone Energy Services, Inc., a position he has held since October 2014.

The Board determined that Mr. Smith should be nominated for election as a director due to his 39 years of business experience, including a 25-year partner career with international accounting firms managing engagements of large and complex companies with extensive audit committee and board interaction.

Independent Director Nominee Committees: Audit (Chair)

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2016 Proxy Statement

Item 1: Election of Directors (continued)

PETER S. WAREING

Peter S. Wareing, age 64, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company since 1988 and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi and a director for Texas Concrete Company. He also currently serves as a trustee of Texas Children’s Hospital in Houston.

The Board determined that Mr. Wareing should be nominated for election as a director due to his extensive expertise in financial, business and corporate strategy development matters. The Board also values his civic leadership and involvement in the Houston business community.

Independent Director Nominee Committees: Compensation, Governance (Chair)

The Board of Directors recommends a vote FOR the election of each of the nominees as directors.

Director Nomination Process

In assessing the qualifications of candidates for nomination as director in addition to qualifications set forth in our bylaws, the Governance Committee and the Board consider:

•	the nominee’s personal and professional integrity, experience, reputation and skills;

•	the nominee’s ability and willingness to devote the time and effort necessary to be an effective board member;

•	the nominee’s commitment to act in the best interests of CenterPoint Energy and its shareholders;

•

the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations; and

•

the Board’s desire that the directors possess a broad range of business experience, diversity, professional skills, geographic representation and other qualities it considers important in light of our business plan.

At least annually, the Governance Committee reviews the overall composition of the Board, the skills represented by incumbent directors and the need for new directors to replace retiring directors or to expand the Board. In seeking new director candidates, the Governance Committee and the Board consider the skills, expertise and qualities that will be required to effectively oversee management of the business and affairs of the Company. The Governance Committee and the Board also consider the diversity of the Board in terms of the geographic, gender, age, and ethnic makeup of its members. The Board evaluates the makeup of its membership in the context of the Board as a whole, with the objective of recommending a group that can effectively work together using its diversity of experience to see that the Company is well-managed, and represents the interests of the Company and its shareholders.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will also consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee

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2016 Proxy Statement

Item 1: Election of Directors (continued)

brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Corporate Secretary at the address indicated on the first page of this proxy statement. To be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 17 in the year prior to the meeting at which the election is to occur.

Annual Board Self-Assessment

The Board of Directors conducts a self-assessment of its performance and effectiveness as well as that of the three standing committees on an annual basis. The purpose of the self-assessment is to track progress from year to year and to identify ways to enhance the Board’s and its committees’ effectiveness. As part of the assessment, each Director completes a written questionnaire developed by the Governance Committee to provide feedback on the effectiveness of the Board and its Committees. The collective ratings and comments of the Directors are compiled and presented by Mr. Wareing, the chairman of the Governance Committee, to the Governance Committee and the full Board for discussion and action.

Director Independence

The Board of Directors determined that Messrs. Johnson, McLean, Pound, Smith, and Wareing and Mses. Longoria and Rheney are independent within the meaning of the listing standards for general independence of the New York Stock Exchange.

Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee and compensation committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence require an affirmative determination by the Board that the director has no material relationship with the listed company and contain a listing of several specific relationships that preclude independence.

As contemplated by New York Stock Exchange rules then in effect, the Board adopted categorical standards in 2004 to assist in making determinations of independence. Under the rules then in effect, relationships falling within the categorical standards were not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either:

•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions; or

•	the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

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2016 Proxy Statement

Item 1: Election of Directors (continued)

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In making its subjective determination regarding the independence of Messrs. Johnson, McLean, Pound, Smith, and Wareing and Mses. Longoria and Rheney, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each of the director’s business and personal activities as they related to the Company and Company management. The Board considered the transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of the audit, compensation and governance committees.

Code of Ethics and Ethics and Compliance Code

We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, which group consists of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to all directors, officers and employees. This code addresses, among other things, issues required to be addressed by a code of business conduct and ethics under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

In 2015, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

Conflicts of Interest and Related-Party Transactions

The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Our Ethics and Compliance Code provides that all directors, executive officers and other employees should avoid actual conflicts of interest as well as the appearance of a conflict of interest, and our Code of Ethics for our Chief Executive Officer and Senior Financial Officers similarly obligates the employees covered by that Code of Ethics (our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller) to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Under our Ethics and Compliance Code, prior approval is required for any significant financial interest with suppliers, partners, subcontractors, or competitors. Any questionable situation is required to be disclosed to the Legal Department or an employee’s direct manager.

Pursuant to our Corporate Governance Guidelines, the Governance Committee Charter, and our Related-Party Transaction Approval Policy, the Board has delegated to the Governance Committee the responsibility for reviewing and resolving any issues with respect to related-party transactions and conflicts of interests involving executive officers or directors of the Company or other related persons under the applicable rules of the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines require that (i) each director shall promptly disclose to the Chairman any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters, and (ii) the Chairman shall promptly advise the Governance Committee of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters.

The Office of the Corporate Secretary periodically gathers information from directors and executive officers regarding matters involving potential conflicts of interest or related-party transactions and provides that information to the

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2016 Proxy Statement

Item 1: Election of Directors (continued)

Governance Committee for review. Directors and executive officers are also required to inform the Company immediately of any changes in the information provided concerning related-party transactions in which the director or executive officer or other related person was, or is proposed to be, a participant. In accordance with our Related-Party Transaction Approval Policy, the standard applied in approving the transaction is the best interests of the Company and its shareholders.

There were no related-party transactions in 2015 that were required to be reported pursuant to the applicable disclosure rules of the Securities and Exchange Commission.

Majority Voting in Director Elections

Our second amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•

incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of shareholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election or appointment as a director;

•	upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	the Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

the resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our second amended and restated bylaws and our Corporate Governance Guidelines can be found on our website at http://investors.centerpointenergy.com/corporate-governance.cfm.

Board Leadership

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since the formation of the Company as a new holding company in 2002. The Board believes that the separation of the two roles continues to provide, at present, the best balance of these important responsibilities with the Chairman directing board operations and leading oversight of the Chief Executive Officer and management, and the Chief Executive Officer focusing on developing and implementing the Company’s board-approved strategic vision and managing its day-to-day business. The Board believes that separating the offices of Chairman of the Board and Chief Executive Officer, coupled with regular executive sessions with only independent directors present, helps strengthen the Board’s independent oversight of management and provides an opportunity for the Board members to have more direct input to management in shaping the organization and strategy of the Company.

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Item 1: Election of Directors (continued)

The Board’s Role in Risk Oversight

The Board of Directors is actively involved in the oversight of risks that could impact CenterPoint Energy, and risk oversight is the responsibility of the full Board. Our Corporate Governance Guidelines specify that the Board has ultimate oversight responsibility for the Company’s system of enterprise risk management.

Management is responsible for developing and implementing the Company’s program of enterprise risk management. A risk oversight committee, which is composed of senior executives from across the Company, monitors and oversees compliance with the Company’s risk control policy. An officer of the Company, who reports to the Chief Financial Officer, facilitates risk oversight committee meetings, and provides daily risk assessment and control oversight for commercial activities. Members of executive management also participate in ongoing risk assessments and risk mitigation planning.

Throughout the year, the Board participates in reviews with management on the Company’s risk management process, the major risks facing the Company and steps taken to mitigate those risks. Board reviews include litigation and other legal matters, regulatory developments, budget and policy, and industry and economic developments. The Board also approves overall corporate risk limits. In addition, existing committees help the Board carry out its responsibility for risk oversight by focusing on specific key areas of risk:

•

the Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal controls systems;

•	the Governance Committee oversees risks associated with corporate governance, including board structure; and

•	the Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus and support the retention and development of executive talent.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Director Attendance

Last year, the Board met seven times, and the standing committees met a total of 19 times. Each director attended more than 75% of the meetings of the Board of Directors and each of the committees on which he or she served.

Directors are expected to attend annual meetings of shareholders. All directors, except for Al Walker, our director that did not stand for re-election, attended the 2015 annual meeting.

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Item 1: Election of Directors (continued)

Board Organization and Committees

The Board oversees the management of the Company’s business and affairs. The Board appoints committees to help carry out its duties. Messrs. Carroll and Prochazka do not serve on any standing committees. The following table sets forth the standing committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2015:

Director	Audit Committee	Compensation Committee	Governance Committee
Michael P. Johnson		Chair	✓
Janiece M. Longoria		✓	✓
Scott J. McLean	✓	✓
Theodore F. Pound	✓		✓
Susan O. Rheney	✓
Phillip R. Smith	Chair; Financial Expert
Peter S. Wareing		✓	Chair
Number of Meetings Held in 2015	8	6	5

AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for:

•    the integrity of our financial statements;

•    the qualifications, independence and performance of our independent auditors;

•    the performance of our internal audit function; and

•    compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls.

The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 60.

The Board of Directors has determined that Mr. Smith, the Chairman of our Audit Committee, is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee are to:

•    oversee compensation for our senior executive officers, including salary and short-term and long-term incentive awards;

•    administer incentive compensation plans;

•    evaluate Chief Executive Officer performance;

•    review management succession planning and development; and

•    select, retain and oversee the Company’s compensation consultant.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 19 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 59.

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Item 1: Election of Directors (continued)

GOVERNANCE COMMITTEE

The primary responsibilities of the Governance Committee are to:

•    identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board;

•    recommend membership on standing committees of the Board;

•    address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”;

•    review the independence of each Board member and make recommendations to the Board regarding director independence;

•    oversee annual evaluations of the Board and its standing committees;

•    review any shareholder proposals submitted for inclusion in our proxy statement and make recommendations to the Board regarding the Company’s response;

•    review and recommend fee levels and other elements of compensation for non-employee directors;

•    evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election; and

•    establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines.

For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 14.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent. An executive session of independent directors is currently scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Governance Committee Chairman (Mr. Wareing) presides at these sessions.

Shareholder Communications with Directors

Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Website Availability of Documents

CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Compensation Committee and Governance Committee, the Code of Ethics, and the Ethics and Compliance Code can be found on our website at http://investors.centerpointenergy.com/corporate-governance.cfm. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this proxy statement.

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Item 1: Election of Directors (continued)

Compensation of Directors

The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors.

Directors receive a cash retainer and are eligible to receive annual grants of our common stock under our Stock Plan for Outside Directors. Until April 2014, directors also received meeting fees. Participation in a plan providing split-dollar life insurance coverage has been discontinued for directors commencing service after 2000.

Stock ownership guidelines for non-employee directors were adopted in February 2011. Under these guidelines, each non-employee director is required to own shares of CenterPoint Energy common stock with a value equal to at least three times the director’s regular annual cash retainer. New directors are required to attain the specified level of ownership within four years of joining the Board.

Retainer Fees

Retainers are paid to our non-employee directors on a quarterly basis in arrears. Our non-employee directors received an annual retainer of $90,000. The Chairmen of the Audit and Compensation Committees each receive a supplemental annual retainer of $20,000 for service as committee chairmen. The Chairman of the Governance Committee receives a supplemental annual retainer of $15,000 for service as committee chairman.

Fees earned or paid in 2015 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table on page 15. Mr. Carroll’s compensation is discussed under “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements” beginning on page 35.

Stock Plan for Outside Directors

Each non-employee director serving as of May 1, 2015 was granted an annual stock award under the CenterPoint Energy Inc. Stock Plan for Outside Directors in 2015. The cash value of these awards, as of the grant date, is set annually by the Board. The number of shares awarded is then determined by dividing the cash value by the fair market value of the common stock on the grant date. In 2015, for each non-employee director serving as of May 1, 2015, the Board determined the cash value of the stock award, resulting in a stock award to each non-employee director of 5,710 shares of common stock.

Grants made under this plan vest on the first anniversary of the grant date. Grants also fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control plan for certain officers described in “Potential Payments upon Change in Control or Termination” beginning on page 52). Upon vesting of the awards, each director receives, in addition to the underlying shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant.

If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of any outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board.

In addition to the annual grant, our Stock Plan for Outside Directors provides that a non-employee director may receive a one-time, initial grant of shares of common stock upon first commencing service as a director, based on a cash value, as of the date of the grant, set by the Board and subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards is set forth in footnote (2) to the Director Compensation Table.

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Item 1: Election of Directors (continued)

Deferred Compensation Plan

We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer and supplemental annual retainer for committee chairmanship. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

•	an early distribution of either 50% or 100% of their deferrals for the year in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 70;

•	a lump sum distribution payable in the year after the year in which they reach age 70 or leave the Board of Directors, whichever is later; or

•	in 15 annual installments beginning on the first of the month coincident with or next following reaching age 70 or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy with respect to their plan benefits. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to “Rabbi Trust” under “Executive Compensation Tables—Potential Payments upon Change in Control or Termination” on page 57 for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2015 are described in footnote (1) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2015 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Compensation of Directors” discussion immediately preceding this table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Michael P. Johnson	110,000	120,253	—	230,253
Janiece M. Longoria	90,000	120,253	9,858	220,111
Scott J. McLean	90,000	120,253	—	210,253
Theodore F. Pound	62,060	120,253	—	182,313
Susan O. Rheney	90,000	120,253	—	210,253
Phillip R. Smith	110,000	120,253	—	230,253
R.A. Walker(4)	27,940	—	—	27,940
Peter S. Wareing	105,000	120,253	38,064	263,317

(1)

Includes annual retainer and chairmen retainers for each director as more fully explained under “—Compensation of Directors—Retainer Fees.” Mr. Wareing elected to defer his annual retainer and committee chairman fee during 2015.

(2)

Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For purposes of the table above, the effects of estimated forfeitures are excluded.

Each non-employee director then in office as of May 1, 2015, received an annual value-based stock award under our Stock Plan for Outside Directors in 2015. Upon the recommendation of the Governance Committee, the Board determined the cash value of each award, as of the

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Item 1: Election of Directors (continued)

grant date, resulting in a stock award of 5,710 shares of common stock for each non-employee director. The grant date fair value of the awards, based on the market price of our common stock on the New York Stock Exchange Composite Tape on that date, was $21.06 per share. At December 31, 2015, each of our current non-employee directors had 5,710 unvested stock awards.

(3)	In 2015, Ms. Longoria and Mr. Wareing accrued above-market earnings on their deferred compensation account balances of $9,858 and $38,064, respectively.

(4)	Effective March 5, 2015, Mr. Walker resigned from the Board and therefore forfeited his 2014 stock award. The resignation was not as a result of any disagreement with the Company.

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STOCK OWNERSHIP

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the Chief Financial Officer, the other executive officers for whom we are providing detailed compensation information under “Executive Compensation Tables” and our executive officers and directors as a group. Information for the executive officers and directors is given as of February 25, 2016 except as otherwise indicated. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

Name	Number of Shares of CenterPoint Energy Common Stock
BlackRock, Inc.	36,561,098	(1)
55 East 52nd Street
New York, New York 10055
The Vanguard Group, Inc.	36,381,024	(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Barrow, Hanley, Mewhinney & Strauss, LLC	35,185,821	(3)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201
Vanguard Windsor Funds—Vanguard Windsor II Fund	26,188,313	(4)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Northern Trust Corporation	23,467,252	(5)
50 South LaSalle Street
Chicago, Illinois 60603
Tracy B. Bridge	84,616	(6)
Milton Carroll	85,363	(7)
Michael P. Johnson	35,910	(8)
Janiece M. Longoria	52,992	(8)
Joseph B. McGoldrick	100,410	(6)
Scott J. McLean	10,710	(8)
Theodore F. Pound	6,231
Scott M. Prochazka	52,313	(6)
Susan O. Rheney	34,710	(8)
William D. Rogers	27,062
Phillip R. Smith	15,210	(8)
Peter S. Wareing	126,710	(8)(9)
Gary L. Whitlock	438,261	(6)
All executive officers and directors as a group (15 persons)	657,802

(1)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016 by BlackRock, Inc. This represents 8.5% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 30,238,257 shares of common stock, no shared voting power for shares of common stock and sole dispositive power for 36,561,098 shares of common stock.

(2)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016 by The Vanguard Group, Inc. This represents 8.45% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power of 814,665 shares of common stock, shared voting power of 38,500 shares of common stock, sole dispositive power for 35,538,290 shares of common stock and shared dispositive power of 842,734 shares of common stock.

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Stock Ownership (continued)

(3)

This information is as of December 31, 2015 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2016 by Barrow, Hanley, Mewhinney & Strauss, LLC. This represents 8.18% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 4,985,500 shares of common stock, shared voting power for 30,200,321 shares of common stock and sole dispositive power for 35,185,821 shares of common stock.

(4)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2016 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 6.08% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 26,188,313 shares of common stock.

(5)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2016 by Northern Trust Corporation and certain of its subsidiaries. This represents 5.45% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 2,073,946 shares of common stock, shared voting power for 21,367,067 shares of common stock, sole dispositive power for 3,170,898 shares of common stock and shared dispositive power for 1,816,268 shares of common stock. CenterPoint Energy understands that the shares reported include 16,483,639 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(6)

Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(7)	Includes 48,000 shares pledged to secure loans.

(8)

Includes shares scheduled to vest under the Stock Plan for Outside Directors as follows: 5,710 shares on May 1, 2016 for each of Messrs. Johnson, McLean, Pound, Smith, and Wareing and Mses. Longoria and Rheney.

(9)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest.

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2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis as well as the information provided under the “Executive Compensation Tables” section contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for exceptional performance, may be based on assumptions that differ from actual results.

Executive Summary

Overview. In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the Board of Directors regarding the compensation of our named executive officers.

Our named executive officers for 2015 are:

Name	Title
Scott M. Prochazka	President, Chief Executive Officer and Director
William D. Rogers	Executive Vice President and Chief Financial Officer
Tracy B. Bridge	Executive Vice President and President Electric Division
Milton Carroll	Executive Chairman
Joseph B. McGoldrick	Executive Vice President and President Gas Division
Gary L. Whitlock**	Retired Executive Vice President and Chief Financial Officer

(**)

Mr. Whitlock stepped down as Executive Vice President and Chief Financial Officer of the Company effective March 3, 2015, and subsequently retired from his position of Senior Advisor on October 1, 2015.

In this proxy statement, we refer to Scott M. Prochazka, William D. Rogers, Tracy B. Bridge, Joseph B. McGoldrick and, for periods prior to his retirement on October 1, 2015, Gary L. Whitlock as our “senior executive officers.” We also describe and discuss the compensation of our Executive Chairman, Milton Carroll. We refer to our Executive Chairman and our senior executive officers collectively as our “named executive officers” in this proxy statement.

Our executive compensation program is designed to achieve the objectives as set forth below:

RECRUIT AND RETAIN TALENT	A key objective of CenterPoint Energy’s executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based levels of compensation.

PAY FOR PERFORMANCE

We have structured our compensation program to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Accordingly, while compensation targets will to a large extent reflect the market, actual compensation will reflect CenterPoint Energy’s attainment of (or failure to attain) specified financial and operational performance objectives.

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Compensation Discussion and Analysis (continued)

ALIGN INTERESTS OF EXECUTIVES WITH SHAREHOLDERS

We believe compensation programs can drive our employees’ behavior. We try to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests by providing a significant portion of total compensation in the form of stock-based incentives and requiring target levels of stock ownership.

Pay For Performance

The guiding principle of our compensation philosophy is that the interests of executives and shareholders should be aligned and that pay should be based on performance. Our program provides upside and downside potential, depending on actual results, as compared to predetermined measures of success.

A significant portion of our senior executive officers’ total direct compensation, which includes base salary in addition to the short-term and long-term components, is conditioned upon achieving results that are key to our long-term success and increasing shareholder value.

As illustrated below, the variable and equity-based components of our compensation program are a short-term incentive annual cash bonus plan and a long-term incentive three-year equity-based compensation plan, consisting of performance shares and restricted stock units. Actual payout of the short-term incentive is dependent on corporate, operational and individual performance and the payout of the performance share component is dependent on corporate performance. Under our long-term incentive plan, performance is measured on financial metrics, such as total shareholder return and three-year cumulative operating income.

Our Executive Chairman, Milton Carroll, participates in our long-term incentive plan, but is not eligible to participate in our short-term incentive plan.

The following graphics reflect the components of the target total direct compensation opportunities provided to our named executive officers.

TARGET COMPENSATION MIX AS OF DECEMBER 31, 2015

(consisting of base salary, short-term incentives and long-term incentives)

*The graphic represents the average size of each component as a percentage of each named executive officer’s (other than the Chief Executive Officer’s) target total direct compensation opportunities.

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Compensation Discussion and Analysis (continued)

Align Interests of Named Executive Officers with Shareholders

The following are key features of our executive compensation program, which we believe align the interests of management with those of our shareholders.

What We Do	What We Don’t Do
✓

At Risk Compensation. We believe that a substantial portion of the compensation for our senior executive officers should be “at risk,” meaning that the senior executive officers will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Compensation Committee.

×

Employment Agreements. We do not maintain executive employment agreements with any of our named executive officers, and our named executive officers are not entitled to guaranteed severance payments upon a termination of employment except pursuant to our change in control plan, which contains a “double trigger” term.

✓

Stock Ownership Guidelines. We have established executive stock ownership guidelines applicable to all of our officers, including our Executive Chairman, to appropriately align the interests of our officers with our shareholders’ interests.

	×	Excise Tax Gross Up Payments. Our change in control plan does not provide for excise tax gross up payments.
✓

Recoupment of Payments. We implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

	×	Hedging of CenterPoint Energy Stock. As part of our insider trading policy, we have a policy prohibiting all of our officers and directors from hedging the risk of stock ownership by purchasing, selling or writing options on CenterPoint Energy securities or engaging in transactions in other third-party derivative securities with respect to CenterPoint Energy stock.
✓

Pro Forma Tally Sheets. We prepare and review with the members of the Compensation Committee pro forma tally sheets as of December 31 for each of our senior executive officers to show how various compensation and benefit amounts are interrelated and to help the Compensation Committee better understand the impact of its compensation decisions before they are finalized.

	×	Perquisites. Perquisites are not a principal element of our executive compensation program, and we have not historically paid large perquisites.

Other features of our executive compensation program include the following:

•

The compensation arrangements for our Executive Chairman, which have been approved by the independent members of the Board of Directors, or the Compensation Committee, as described in “—Executive Chairman Compensation Arrangements”, consist of a base salary and equity awards intended to appropriately compensate him for his service as Executive Chairman and to align his interests with those of our shareholders.

•	The compensation of our senior executive officers is reviewed and established annually by the Compensation Committee, consisting entirely of independent directors.

•	To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on senior executive compensation matters.

•	We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness.

•	Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

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Compensation Discussion and Analysis (continued)

Our 2015 Executive Compensation Program

The overall objectives and structure of our executive compensation program for our senior executive officers remained largely unchanged in 2015 as compared to 2014. In February 2015, the Compensation Committee reviewed the base salary and short-term and long-term incentive targets for each of our named executive officers and determined their respective base salaries and short-term and long-term incentive targets as follows:

Name	Base Salary	Short-term Incentive Target %	Long-term Incentive Target %
Scott M. Prochazka	Increase of $27,000 to $927,000	100% of base salary (no change)	300% of base salary (no change)
William D. Rogers	$410,000	75% of base salary	140% of base salary
Tracy B. Bridge	Increase of $15,000 to $455,000	75% of base salary (no change)	160% of base salary (20% increase)
Milton Carroll	$600,000 (no change)	Not eligible	200% of base salary (no change)
Joseph B. McGoldrick	Increase of $15,000 to $455,000	75% of base salary (no change)	160% of base salary (20% increase)
Gary L. Whitlock	$600,000 (no change)	75% of base salary (no change)	140% of base salary (no change)

In February 2015, the independent members of the Board of Directors reviewed Mr. Carroll’s compensation arrangements and determined to grant an award of 30,000 restricted stock units to be payable on June 1, 2017 contingent on his continued service as Chairman on that date.

Prior to conducting its 2015 analysis, the Committee asked Pearl Meyer, the Compensation Committee’s independent executive compensation consultant, to review the 2014 peer group. Pearl Meyer compared the 2014 peer group to CenterPoint Energy based on key financial and other metrics. In consideration of Pearl Meyer’s recommendations, the Compensation Committee approved the removal of three companies (Integrys Energy Group, Pepco Holdings and NiSource) from and the addition of three companies (Atmos Energy, OGE Energy Corp and Pinnacle West Capital Corp) to the 2015 peer group. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data. See “—Role of Compensation Committee—Decisions Made by the Compensation Committee” for additional information about the peer group.

Impact of Our Performance on 2015 Short-term Incentive Compensation and Vesting of 2013 Performance Share Grants and Stock Awards. We reported a net loss of $692 million, or a loss of $1.61 per diluted share, for 2015. This loss included pre-tax, non-cash impairment charges taken during 2015 totaling $1,846 million related to our investment in Enable Midstream Partners, LP. Excluding the impairment charges, net income would have been $465 million, or $1.08 per diluted share, compared with net income of $611 million, or $1.42 per diluted share, for 2014. Our utility operations delivered solid results in 2015. CenterPoint Energy’s “core operating income,” which is a primary performance objective used under our executive compensation program for determining payouts under short-term incentive compensation awards, was $779 million in 2015, which exceeded the target amount under our 2015 short-term incentive plan by $6 million. CenterPoint Energy’s core operating income is determined by adjusting reported operating income to remove the effect of specified items, either positive or negative, to reflect what we consider to be our core operational business performance in the period being measured. For more information regarding the determination of core operating income, please refer to “Executive Compensation Tables—Non-Equity Incentive Plan Awards.”

Our short-term incentive plan provides an annual cash award based on the achievement of annual performance objectives specified for each of our senior executive officers, including specific objectives relating to core operating

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Compensation Discussion and Analysis (continued)

income, controllable expenses and business unit performance. Based on our level of achievement of the 2015 performance objectives at 113% and an assessment of each individual’s performance by the Compensation Committee, the 2015 short-term incentive awards for our senior executive officers, expressed as a percentage of their individual target awards, were 113% for Mr. Prochazka, 120% for Mr. Rogers, 112% for Messrs. Bridge and McGoldrick and 113% for Mr. Whitlock (pro-rated in consideration of his retirement). Mr. Carroll was not eligible to participate in, and did not receive a payment under, our short-term incentive plan for 2015. Please refer to “Executive Compensation Tables—Non-Equity Incentive Plan Awards” for information regarding the specified performance objectives and our actual achievement levels during 2015.

In February 2013, we granted performance share awards to Messrs. Prochazka, Bridge, McGoldrick and Whitlock under our long-term incentive plan. The awards were made in two separate, equal grants, with the payout opportunity for each grant based on a different performance objective to be measured over the three-year performance cycle of January 2013 through December 2015. The first performance objective was based on total shareholder return as compared to that of other publicly traded companies in our total-shareholder-return peer group (see below under “—Elements of Compensation—Long-Term Incentives”) and the second was based on achieving an earnings per share goal. Based on our performance over the three-year cycle, the 2013 performance share awards vested based on an achievement level of 0% and 150%, respectively. Please refer to “Executive Compensation Tables—Option Exercises and Stock Vested for Fiscal Year 2015” for information regarding the number of gross shares distributed and the total value realized on vesting.

In February 2013, we granted a stock award to our senior executive officers under our long-term incentive plan. The awards were subject to a performance goal which was the declaration of a minimum of $2.49 in cash dividends per share over the three-year vesting period. These stock awards vested in February 2016 as the total dividends declared during the measurement period were $2.82 per share. The gross number of shares distributed and the total value realized on vesting of these awards will be included in our compensation disclosures for 2016.

Actions Taken Regarding 2016 Executive Compensation Program

Consistent with our compensation philosophy of targeting the market median (50th percentile) of our peers for each major element of compensation, in February 2016, the Compensation Committee considered competitive market data provided by Pearl Meyer and made the following adjustments for each of the named executive officers to provide each officer with a more fully competitive total direct compensation opportunity:

Name	Base Salary	Short-term Incentive Target %	Long-term Incentive Target %
Scott M. Prochazka	$1,019,700 (increase from $927,000)	110% (increase from 100%)	390% (increase from 300%)
William D. Rogers	$510,000 (increase from $410,000)	75% (no change)	170% (increase from 140%)
Tracy B. Bridge	$490,000 (increase from $455,000)	75% (no change)	160% (no change)
Milton Carroll	$625,000 (increase from $600,000)	Not eligible	300% (increase from 200%)
Joseph B. McGoldrick	$490,000 (increase from $455,000)	75% (no change)	160% (no change)

In reviewing Mr. Carroll’s compensation, the Compensation Committee determined to increase his long-term incentive target from 200% to 300% in lieu of granting him a restricted stock award. The long-term incentive change increases the portion of Mr. Carroll’s total compensation that is linked with the Company’s performance goals.

The Compensation Committee made no other changes to the compensation arrangements for the named executive officers.

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Compensation Discussion and Analysis (continued)

In February 2016, the Compensation Committee also reviewed and approved the long-term incentive compensation awards to be made to our executives in 2016, including allocations between performance shares and stock awards, as well as the performance goals that would determine the payout opportunities under the planned awards.

For more information regarding the actions taken by our Compensation Committee with respect to our 2016 Executive Compensation Program, please see below under “2016 Executive Compensation Program.”

Shareholder Advisory “Say-on-Pay” Vote

At our 2016 annual meeting, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our shareholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2016 annual meeting will not be binding upon CenterPoint Energy or the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee (and, with respect to Mr. Carroll, the independent members of the Board of Directors) will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Advisory Vote on Executive Compensation (Item 3)” beginning on page 63.

The advisory vote at our 2016 annual meeting will be our sixth “say-on-pay” vote. We conducted our fifth say-on-pay vote at our 2015 annual meeting at which an advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for our 2015 annual meeting, was approved by approximately 93% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Compensation Committee has not made any changes to our overall executive compensation program as a result of the vote.

At our 2011 annual meeting, we also conducted an advisory vote on the frequency of future shareholder advisory votes on executive compensation, at which the Board of Directors recommended that our shareholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2011 annual meeting, approximately 87% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, approximately four percent voted in favor of holding future votes once every two years, and approximately nine percent voted in favor of holding future votes once every three years. In April 2011, we disclosed that, consistent with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under Securities and Exchange Commission rules.

Objective and Design of Executive Compensation Program

Recruit and Retain Talent. We strive to provide compensation that is competitive, both in total level and in individual components, with the companies we believe are our peers and other likely competitors for executive talent. By competitive, we mean that total compensation and each element of compensation corresponds to a market-determined range. We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness. We believe competitive compensation is normally sufficient to attract executive talent to the Company and also makes it less likely that executive talent will be lured away by higher compensation to perform a similar role with a similarly sized competitor.

To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a position against available data for similar positions in other companies. We believe annual measurement is generally appropriate, because the market is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives. Once the market value for a position is

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Compensation Discussion and Analysis (continued)

determined, we compare the compensation levels of individual incumbents to these market values. The salary level and short-term and long-term incentive target percentages for our senior executive officers are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

We maintain benefit programs for our employees, including our senior executive officers but excluding our Executive Chairman, with the objective of retaining their services. Our benefits reflect competitive practices at the time the benefit programs were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all employees in similar positions. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

Pay for Performance; Align Interests of our Executives with our Shareholders. We also motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with CenterPoint Energy’s overall success. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance. We expect our senior executive officers to have a higher percentage of their total compensation at risk and therefore, we try to align each of our senior executive officers with the short-term and long-term performance objectives of CenterPoint Energy and with the interests of our shareholders. The size of at-risk compensation is expressed as a percentage of base salary.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our senior executive officers, our Executive Chairman and other senior executives, including base salary and short-term and long-term incentive awards. The Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the standards of the Securities and Exchange Commission and the New York Stock Exchange discussed under “Director Independence” on page 8.

Decisions Made by the Compensation Committee. The Compensation Committee reviews each element of compensation annually to improve alignment with stated compensation objectives. As a result of its review, the Committee may recommend that the Board approve adjustments to base salary for our senior executive officers. In addition, the Committee may adjust short-term and long-term incentive target compensation levels for the senior executive officers to better align compensation with our market-based pay philosophy. In its review, the Committee also takes into consideration whether any incentive compensation target or performance objective could lead to a decision by an executive to take an inappropriate level of risk for the Company. In establishing individual incentive targets and awards, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance. In making these determinations, the Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding such executive officers.

Annually, the Committee directs its consultant to review the base salary and short-term and long-term incentive levels of our senior executive officers. To ensure that our compensation programs are market-based, the Committee’s consultant analyzes and matches the position and responsibilities of each senior executive officer to proxy statement data from a peer group of utility companies and to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

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Compensation Discussion and Analysis (continued)

For 2015, the peer group for proxy statement data consisted of the following 16 publicly traded utility companies:

AGL Resources Inc.	Entergy Corporation
Ameren Corporation	OGE Energy Corp
American Electric Power Company, Inc.	PG&E Corporation
Atmos Energy	Pinnacle West Capital Corp
CMS Energy Corporation	SCANA Corporation
Consolidated Edison, Inc.	Sempra Energy
DTE Energy Company	Wisconsin Energy Corporation
Duke Energy Corporation	Xcel Energy Inc.

This peer group had median revenues and market capitalization comparable to CenterPoint Energy. This group of companies was identical to the group of companies used for measuring our relative total shareholder return under our 2015 long-term incentive compensation awards.

Prior to conducting its 2016 analysis, the Committee asked Pearl Meyer to review the 2015 peer group. Pearl Meyer compared the 2015 peer group to CenterPoint Energy based on key financial and other metrics and recommended no changes to the existing peer group for the Company. Factors considered by Pearl Meyer include our current peer group membership, companies within comparable Global Industry Classification Standard sector, companies who list CenterPoint Energy as a peer in their proxies, the peers that the current peer group list as comparables, companies listed in shareholder advisor reports regarding CenterPoint Energy and companies within a reasonable range of CenterPoint Energy’s relative to 12-month trailing revenue and current market capitalization. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Role of Consultant. To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. The Committee retained Pearl Meyer as its independent executive compensation consultant due in large part to its strong reputation and analytical capabilities. The consultant reports directly to the Committee, which preapproves the scope of work and the fees charged. The Compensation Committee or the Governance Committee may direct our compensation consultant to perform additional analyses or research related to compensation issues.

The Committee reviews and assesses the independence and performance of its consultant in accordance with applicable Securities and Exchange Commission and New York Stock Exchange rules on an annual basis to confirm that the consultant is independent and meets all applicable regulatory requirements. In making this determination, the Committee reviewed information provided by its compensation consultant including the following factors:

•	the provision of other services to CenterPoint Energy by the compensation consultant;

•	the amount of fees received from CenterPoint Energy by the compensation consultant as a percentage of total revenue of the compensation consultant;

•	the policies and procedures of the compensation consultant that are designed to prevent conflicts of interest;

•	any business or personal relationship of the Committee’s advisor with a member of the Committee;

•	any stock of CenterPoint Energy owned by the Committee’s advisor or the advisor’s immediate family members; and

•	any business or personal relationship of the Committee’s advisor or any other employee of the advisor with an executive officer at CenterPoint Energy.

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Compensation Discussion and Analysis (continued)

In particular, the Committee noted that Pearl Meyer provided no other services to CenterPoint Energy.

In future years, if the Committee’s compensation consultant provides significant services to us that could reasonably be seen to affect the compensation consultant’s independence, we plan to disclose in our proxy materials the nature of those services, and fees paid for such services.

Role of Executive Officers

Of our senior executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Compensation Committee to help ensure that all elements of compensation support our business strategy and goals. Our Chief Executive Officer reviews internally developed materials before they are furnished to the Committee.

Our Chief Executive Officer also periodically reviews and recommends specific Company performance metrics to be used in short- and long-term incentive plans. Our Chief Executive Officer works with the various business units and functional departments to develop these metrics, which are then presented to the Committee for its consideration and approval.

Our Chief Executive Officer reviews and recommends changes to the peer companies used for compensation purposes using internal analyses of revenue and the percentage of income from regulated operations. These recommendations are reviewed by the Committee’s independent consultant and then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short-term and long-term incentive levels for the other senior executive officers. Our Chief Executive Officer also recommends payment amounts for the non-formulaic portion of the other executive officers’ short-term incentive plan awards. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development, and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Elements of Compensation

Base Salary. Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provides an element of compensation that is not at risk to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. The Compensation Committee generally seeks to position the base salary for our most senior executives near the 50th percentile of base salaries in the peer group and published compensation surveys.

Adjustments to base salary primarily reflect either changes or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary impact short- and long-term incentive payouts, as well as some benefits. A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market median (50th percentile) over several years.

Short-Term Incentives. Our short-term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit, as well as to recognize the employee’s performance during the year. The target for each employee is expressed as a percentage of base salary earned during the year.

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Compensation Discussion and Analysis (continued)

The Compensation Committee generally determines each senior executive officer’s short-term incentive target based on the competitive market data developed by its compensation consultant and recommendations from the Chief Executive Officer for officers other than himself.

The achievement of the performance objectives generates a funding pool under the short-term incentive plan for the year. The Committee establishes and approves the specific performance objectives, based on business criteria selected from among the performance objectives set forth in the short-term incentive plan. The business criteria and other material terms of the performance objectives in the short-term incentive plan were last approved by our shareholders at our 2015 annual meeting so that future awards under the short-term incentive plan may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Performance objectives are based on financial and operational factors determined to be critical to achieving our desired business plans and are designed to reflect goals and objectives to be accomplished over a 12-month measurement period. As such, incentive opportunities under the plan are not impacted by compensation amounts earned in prior years. After the end of the year, the Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved for funding the incentive plan. The Committee has discretion to decrease the amount payable pursuant to any performance award, but may not increase the amount payable in a manner inconsistent with the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. In determining whether to exercise this discretion, the Committee may assess an individual executive’s contribution to the achievement of the performance objectives and any special circumstances and will be guided by our policy providing that absent performance issues, individual performance awards under the plan will not be less than 50% of the funding of the individual award (as determined based on the level of achievement of the specified performance objectives). The Committee may also consider the input of our Chief Executive Officer on the amount to be awarded to each of the other senior executive officers. In addition, the Committee has discretion to pay awards that are not tied to performance objectives. This authority provides the Committee with the flexibility to provide awards for executive performance in connection with extraordinary circumstances or events. Any such amount paid in excess of the maximum funded amount under the short-term incentive plan is reported as a bonus instead of non-equity incentive plan compensation.

Because an important component of our business plan is successful financial performance, the primary performance objective for 2015 was core operating income. “Core operating income” is our reported operating income adjusted to reflect what we consider to be our core operational business performance in the period being measured. The adjustments made to our reported operating income to arrive at our core operating income are detailed under “Executive Compensation Tables—Non-Equity Incentive Plan Awards” beginning on page 41.

For 2015, Mr. Prochazka’s performance objectives were related to our core operating income and the operational objectives described below. These performance measures were determined to be appropriate given his responsibility with respect to the collective operating performance of all of CenterPoint Energy’s businesses as a whole. Performance objectives for our senior executive officers were based on a matrix of performance objectives for the Company as a whole. Operational objectives include (i) controlling expenditures and (ii) non-financial operational performance objectives such as reliability indices, safety-related incident rates, and other objectives relating to the services provided by CenterPoint Energy.

Additional detail regarding specific performance objectives for our senior executive officers for 2015 and the specified threshold, target, maximum and exceptional achievement levels, and an example of the funding and distribution calculation are provided under “Executive Compensation Tables—Non-Equity Incentive Plan Awards” beginning on page 41.

The scaling of the levels necessary to achieve threshold, target, maximum and exceptional performance is based on an assessment of expected business performance during the measurement period. Over a period of years, if we achieve expected business performance, the short-term incentive program should pay out at target levels. For a program to be motivational, there should be a high likelihood of achieving at least threshold performance in a given

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year. Also in a given year, we believe there should be a reasonable likelihood of achieving target performance. To create additional incentive for exceptional performance, funding for short-term incentive goals related to core operating income and controlling expenditures can reach 200% of target, but it is not expected that this level of funding would be triggered in most years.

Retirement-eligible participants (age 55 with five years of service) who terminate employment after at least 90 days of service during the year will receive a short-term incentive payment, if any, under the short-term incentive plan based on the actual achievement of the applicable performance objectives and eligible earnings during the calendar year prior to the participant’s retirement date.

Long-Term Incentives. We provide a long-term incentive plan in which each of our senior executive officers and certain other management-level employees participate. Our long-term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s financial performance and increases in the value of our common stock and dividends over an extended period.

The Committee authorizes grants annually at a regularly scheduled meeting during the first quarter of the year. Grants can be made from a variety of award types authorized under our long-term incentive plan. In recent years, we have emphasized performance-based shares.

We have also granted restricted stock unit awards, which we sometimes refer to as “stock awards” in this proxy statement, which vest based on continued service over a three-year period and for grants prior to 2014, the achievement of a performance goal based on the level of dividends declared over the vesting period. Over a period of years, if we achieve expected business performance, we expect that the long-term incentive plan should pay out at target levels.

A three-year performance period is used for grants under the long-term incentive plan because:

•	a three-to-five year period is a typical performance measurement period for this type of compensation element;

•	a three-year period encourages retention;

•	three years is of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout;

•	three years’ duration helps assure participants that their performance will influence a payout during the measurement period; and

•	we have traditionally used a three-year period.

As a result of the three-year performance period, in any given year, our senior executive officers generally have outstanding grants covering three concurrent periods.

On February 19, 2015, the Committee authorized awards as shown in the columns captioned “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards for Fiscal Year 2015 table on page 40. The Committee set a target percentage of each senior executive officer’s base salary that was consistent with our objective of targeting the market median compensation level as described above. Vesting and payout of the performance shares will be determined based on the level of achievement of each performance objective over the three-year cycle of January 2015 through December 2017. For additional detail regarding the grants, see “Executive Compensation Tables—Equity Incentive Plan Awards—Long-term Incentive Plan Awards Granted in 2015” beginning on page 44.

Long-term incentive compensation has been allocated between performance shares and stock awards on a 70% and 30% basis, respectively. This allocation provides what the Committee considers to be an appropriate blend of grants.

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Compensation Discussion and Analysis (continued)

The Compensation Committee reviews the allocation between performance shares and stock awards annually with its compensation consultant. In 2015, Pearl Meyer confirmed that the allocation between performance shares and stock awards on a 70% and 30% basis, respectively, was market-based among both utility peers and the general industry. Pearl Meyer also informed the Compensation Committee that it believed that the blend is sufficient to provide both an incentive and retention effect for our senior executive officers. Our 2015 performance share awards were made in two separate grants, with the payout opportunity for each grant based on a different performance objective.

The first is based on total shareholder return over the three-year performance cycle as compared to that of the 17 companies, consisting of CenterPoint Energy and the other 16 companies listed on page 26 (we refer to this group as the total-shareholder-return peer group or the TSR peer group). Forty percent of long-term compensation is based on the total shareholder return metric. The remaining 30% is based on achieving specified cumulative operating income goals over the three-year performance cycle.

Total shareholder return is a widely utilized metric that captures stock price appreciation and dividend yield. By comparing CenterPoint Energy’s total shareholder return to the other companies included in the TSR peer group, threshold payout for this metric is achieved by the creation of shareholder value whereby CenterPoint Energy reaches the 25th percentile of panel based on position within this group (13th out of the 17 company peer group that includes CenterPoint Energy). Maximum payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the second position or higher within the group. Linear interpolation is used to reward performance between threshold and maximum. We intend for the total shareholder return measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring a rank in the top two companies for maximum payout. We believe the TSR peer group is a reasonable proxy for the universe of companies engaged in businesses similar to ours.

The Committee established operating income targets over the three-year performance cycle as reflected in our five-year plan at the time these awards were made as the other performance objective for long-term incentive awards made in 2015. We calculate operating income based on generally accepted accounting principles, adjusted for certain factors to reflect what we consider to be our core operating income. We intend that this objective will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant earnings growth for maximum payout. For a detailed description of the calculation of cumulative operating income, see page 45.

If actual achievement for the performance objective under an award does not meet at least the threshold level, the Compensation Committee will not approve a distribution under the plan related to that award. If a performance objective meets or exceeds the threshold level, the Committee has historically been able to approve a payout ranging from 50% to 150% of target based on actual achievement level. For 2015, the maximum payout opportunity for the performance share awards is 200% and the threshold achievement level for the total shareholder return performance objective remains at the 25th percentile, for which the threshold payout for this award is 33% of target. Payout upon threshold achievement for our cumulative operating income objective is 50% of target.

The February 19, 2015 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2015 table on page 40 also include restricted stock unit awards. Vesting of these awards requires continuous service through the February 19, 2018 vesting date. The performance objective required for the vesting of these awards was eliminated to be consistent with market practices. The restricted stock units are intended to retain executive officers and reward them for absolute long-term stock appreciation while providing some value to the recipient even if the stock price declines. In this way, the restricted stock units help balance against the riskier nature of the performance share awards and promote retention.

Payments of both the performance share awards and the stock awards will be made in the form of shares equal in number to the shares covered by the award multiplied by the achievement percentage, if applicable, subject to

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withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” for the impact of a change in control or termination of employment on outstanding grants.

Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which are vested are paid in cash when the shares are distributed. Dividend equivalents are not paid with respect to unearned and unvested shares.

In addition, outstanding performance share awards and stock awards provide that “retirement eligible” participants (age 55 with five years of service) who terminate employment will receive a payment under the award, if any, based on the actual achievement of the applicable performance objective at the end of the performance period or vesting period, respectively, with any such amount pro-rated for the period of their employment during that period. Upon termination for cause, no benefits are payable under the award agreements. For awards made beginning in 2012, the Committee approved revised forms of award agreements for future performance share awards and stock awards to provide that a “retirement eligible” participant will not receive such pro-rated payments if he or she terminates employment within the first six months of the calendar year in which the award was made. In addition, this form of agreement for restricted stock unit awards with service-based vesting provides that such awards would be subject to earlier full vesting upon a change in control of the Company or pro-rata vesting upon the recipient’s earlier separation from service due to death, disability or retirement, provided that the recipient will not receive a payment if he or she retires within the first six months of the calendar year in which the award was made. In February 2016, the forms of award agreements for future performance share awards and stock awards were revised to remove the requirement that an employee remain employed for the first six months of the calendar year in which the award was made to receive pro rata payments upon retirement.

2015 Executive Compensation Program

For 2015 base salaries and short-term and long-term incentive targets for our named executive officers, please see “—Executive Summary—Our 2015 Executive Compensation Program.” For a description of the compensation arrangements for Mr. Carroll, our Executive Chairman, please see “—Executive Chairman Compensation Arrangements.”

Effective March 1, 2015, the Compensation Committee approved a grant of 25,000 restricted stock units to Mr. McGoldrick as a retention arrangement, in recognition of his extensive financial knowledge and history with CenterPoint Energy and his consistent exceptional leadership and performance. Under the terms of the grant, Mr. McGoldrick’s restricted stock units will vest on March 1, 2017 as long as he remains employed through, and retires on, March 1, 2017.

Effective March 3, 2015, Mr. Rogers was appointed as Executive Vice President and Chief Financial Officer. In addition to a base salary of $410,000, a short-term incentive target of 75% of base salary and a long-term incentive target of 140% of base salary, the Compensation Committee approved a sign-on equity incentive award of 18,000 restricted stock units, 10,000 of which vested on the first anniversary of his employment start date of February 9, 2015 and 8,000 of which will vest on the second anniversary of his employment start date.

In 2015, the Compensation Committee structured the short-term incentive plan for 2015 for our named executive officers as an “umbrella” feature. Under this “umbrella” feature, bonus amounts were initially determined based on achievement of one or more performance goals to be established by the Committee on or before March 31, 2015. The Committee may exercise its negative discretion to determine the actual bonuses payable to our named executive officers, in each case considering our actual performance with respect to the performance goals approved by the Committee in February 2015. This design was implemented to better enable us to make bonus awards intended to qualify as “performance-based” compensation within the meaning of Section 162(m) such that, if so qualified, payouts under the short-term incentive plan would be deductible for federal income tax purposes. The core operating income threshold goal for the umbrella feature was $400 million.

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2016 Executive Compensation Program

Consistent with our compensation philosophy of targeting the market median (50th percentile) of our peers for each major element of compensation, in February 2016, the Compensation Committee considered competitive market data provided by Pearl Meyer and made adjustments to the compensation for each of the named executive officers as described in “—Executive Summary—Actions Taken Regarding 2016 Executive Compensation Program”.

In February 2016, the Compensation Committee also determined that 2016 long-term incentive compensation awards would again be allocated between performance shares and restricted stock units on a 70% and 30% basis, respectively.

Consistent with 2015, the Committee determined that 2016 performance share awards would be made in two separate grants, with 40% of total long-term incentive compensation based on total shareholder return over the three-year performance cycle as compared to a selected peer group of companies and 30% of total long-term incentive compensation based on achieving a cumulative operating income goal over the three-year performance cycle. Prior to 2014, the Committee had granted performance shares based on achievement of total shareholder return and earnings per share goals.

In February 2016, the Compensation Committee approved the performance objectives for our short-term incentive plan for fiscal 2016. The performance goals approved for 2016 consist of (i) a core operating income goal, with a weight of 35%, (ii) a new consolidated diluted earnings per share goal of 20%, (iii) an operational performance goal, consisting of an overall operations and maintenance expenditures goal with a weight of 25% and a customer satisfaction composite goal with a weight of 10%, and (iv) a safety composite goal with a weight of 10%. The Compensation Committee believes that the addition of the consolidated diluted earnings per share performance goal of 20% to our 2016 short-term incentive plan will further align our employees’ efforts with our overall financial performance.

Subject to meeting the core operating income threshold of at least $400 million under the umbrella feature of our short-term incentive plan, the Committee is permitted to make payments to our named executive officers; however, the Committee intends to exercise its negative discretion and to not make any payments for the 2016 plan year if core operating income does not equal or exceed $700 million. The Committee may exercise its negative discretion to determine the actual bonuses payable to our named executive officers, in each case considering our actual performance with respect to the performance goals approved by the Committee in February 2016. We believe that this design will better enable us to make bonus awards intended to qualify as “performance-based” compensation within the meaning of Section 162(m) such that, if so qualified, payouts under the short-term incentive plan would be deductible for federal income tax purposes.

Equity Award Practices

In accordance with the terms of our long-term incentive plan, our practice is to price annual grants of equity awards at the closing market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. Long-term incentive grants made other than at the time of the annual grants have also been provided for promotion and retention purposes or to new employees as an inducement for employment. These types of grants are approved by the Compensation Committee or, with respect to our non-executive officers, a Special Stock Award Committee, which includes our Chief Executive Officer. In February 2015, the Compensation Committee authorized 110,000 shares to be in a special stock award pool. We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees. We have not granted stock options since 2004.

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Recoupment of Awards

The Board has implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

Executive Stock Ownership Guidelines

We believe that our Executive Stock Ownership Guidelines align the interests of our officers, including our named executive officers, with the interests of shareholders. The guidelines provide that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of five times base salary, and the other senior executive officers and our Executive Chairman should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement will be determined annually based on the executive’s current base salary. The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-calendar day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards, and shares held in trust are counted towards the guidelines. Unvested performance share awards do not count towards the guidelines for our officers. Until the designated ownership level is reached, the officer is expected to retain at least 50% of the after-tax shares delivered through the long-term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Newly hired or recently promoted officers are given a reasonable period of time to comply with these guidelines. The Committee reviews our officers’ stock holdings annually to monitor compliance with these guidelines. We have also adopted a policy prohibiting directors and corporate and senior division officers from pledging shares to secure loans, subject to grandfathering of existing arrangements, or otherwise holding shares of our common stock in margin accounts.

Although we do not conduct formal benchmarking studies of ownership guidelines, the ownership guidelines and the administration of the program are reviewed annually by the Compensation Committee with advice from the Committee’s consultant.

Review of Tally Sheets

At least annually (with the most recent pro forma December 31 version presented in December 2015), the Compensation Committee reviews tally sheets for each of our then current senior executive officers that reflect all components of compensation, including base salary, short-term and long-term incentive compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a change in control or termination of employment. Tally sheets are provided to the Committee to show how various compensation and benefits amounts are interrelated and how changes in one component of compensation impact other components and to enable Committee members to quantify amounts payable upon various termination scenarios.

Change in Control Plan

CenterPoint Energy has a change in control plan that is intended to help ensure that our officers, including our senior executive officers and our Executive Chairman, continue to give their full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the plan. The plan includes a “double trigger,” whereby to be eligible for benefits, the executive’s employment must be terminated within a set period before or after a change in control. The plan does not provide for any excise tax gross-up payments. For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination” on page 52.

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Compensation Discussion and Analysis (continued)

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to attract and retain employees. In addition, we maintain a benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to annual limits imposed by the Internal Revenue Code. Changes in base salary and/or short-term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. A description of the retirement plan and benefit restoration plan begins under “Pension Benefits” on page 48. The present value of the accumulated benefits under the plans for each senior executive officer is set forth in the Pension Benefits table on page 49.

We maintain a savings plan, which includes matching contributions, designed to encourage all employees to help provide for their own retirement and to attract and retain employees. We also have a nonqualified savings restoration plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short-term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. A description of the savings plan and the savings restoration plan begins on page 50. Matching contributions to the plans for the senior executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

Our senior executive officers may defer salary and short-term incentive compensation under our deferred compensation plan. A description of that plan begins on page 50. The above-market portion of the 2015 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also maintain an executive benefits plan for certain executives who were employed as of July 1, 1996 (Mr. McGoldrick) that provides death benefits. In 1996, we determined this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. See footnote 6(f) to the Summary Compensation Table for a description of the plan and the estimated aggregate incremental benefit during 2015.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for designated executives who were employed as of December 31, 2001, including Messrs. Carroll and McGoldrick. The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. See footnote 6(e) to the Summary Compensation Table for a description of the plan.

We also provide executives with the same health and welfare benefits provided to all other similarly situated employees, and at the same cost charged to all other eligible employees. Executives are also entitled to the same post-retirement health and welfare benefits as those provided to similarly situated retirees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation in excess of $1 million for our named executive officers (other than our Chief Financial Officer), unless the compensation meets rules qualifying it as performance-based compensation. The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executives, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration. For that reason, the Compensation Committee may deem it appropriate to provide one or more of our executives with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of Section 162(m) of the Internal Revenue Code.

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Compensation Discussion and Analysis (continued)

Unlike certain of our change in control agreements, which expired on December 31, 2014, our change in control plan described above for our senior executive officers does not provide a gross-up payment to cover any excise tax an executive is determined to owe on an “excess parachute payment.” For additional discussion about our change in control plan, refer to “Potential Payments upon Change in Control or Termination” on page 52.

Our executive plans and agreements that are subject to Section 409A of the Internal Revenue Code are intended to comply with Section 409A of the Internal Revenue Code.

Executive Chairman Compensation Arrangements

In April 2013, the Board of Directors appointed Milton Carroll as Executive Chairman of the Board effective as of June 1, 2013 and authorized us to provide certain compensation arrangements to him. Mr. Carroll previously served as a non-employee director and Chairman of the Board until his appointment as Executive Chairman. Prior to June 1, 2013, under an arrangement approved by the Board of Directors in April 2010, Mr. Carroll received the compensation payable to other non-employee directors and certain supplemental compensation for agreeing to serve as the non-executive Chairman of the Board through May 2013, a position that involved a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. Under this arrangement, Mr. Carroll received a supplemental monthly retainer of $30,000 payable beginning June 30, 2010 and continuing until May 31, 2013.

In connection with his appointment as Executive Chairman in April 2013, the Board of Directors approved compensation arrangements for Mr. Carroll that provided for (i) an annual salary of $450,000 commencing June 1, 2013 and continuing thereafter until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board and payable on a monthly or semi-monthly basis, and (ii) an annual award of 30,000 shares of common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Under this arrangement, we issued 30,000 shares of CenterPoint Energy common stock to Mr. Carroll on each of June 1, 2013, June 1, 2014 and June 1, 2015. The compensation arrangements for Mr. Carroll that were adopted in connection with his appointment as Executive Chairman were approved by the independent members of the Board of Directors, and neither Mr. Carroll nor the former Chief Executive Officer participated in that determination.

In February 2014, the independent members of the Board of Directors approved the following modifications to Mr. Carroll’s compensation arrangements: (i) Mr. Carroll’s annual base salary was increased to $600,000 effective as of January 1, 2014 and continuing thereafter until the termination of Mr. Carroll’s service as Executive Chairman of the Board or as otherwise modified by the Board; (ii) Mr. Carroll was granted an award of 30,000 restricted stock units to be payable on June 1, 2016 contingent on his continued service as Chairman on that date; and (iii) beginning in 2014, Mr. Carroll would receive an annual long-term incentive compensation award under the Company’s long-term incentive plan that will be allocated between performance shares and stock awards on the same basis as 2014 awards to be made to other executive officers, with an incentive compensation target for Mr. Carroll equal to 200% of base salary.

In February 2015, the Compensation Committee reviewed Mr. Carroll’s performance and compensation arrangements and made no changes to his annual base salary or his long-term incentive target and awarded Mr. Carroll an additional grant of 30,000 restricted stock units to be payable on June 1, 2017, contingent on his continued service until that date.

In February 2016, the Compensation Committee reviewed Mr. Carroll’s performance and compensation arrangements and (i) increased his annual base salary from $600,000 to $625,000 and (ii) increased his long-term incentive target from 200% to 300% in lieu of granting him a restricted stock award. The long-term incentive change increases the portion of Mr. Carroll’s total compensation that is linked with the Company’s performance goals, as well as establishes a total compensation for his position that is consistent with the market median.

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Compensation Discussion and Analysis (continued)

Mr. Carroll participates in an executive life insurance plan as a director who was elected to the Board before 2001 and was not an employee of the Company at the time of his initial election. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Due to limits on the increases in the death benefit under this plan, the death benefit for Mr. Carroll remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, Mr. Carroll must recognize imputed income based upon the insurer’s one-year term rates. Mr. Carroll is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to him. The applicable amounts are set forth in footnotes 6(b) and 6(e) to the Summary Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

Mr. Carroll is subject to our executive stock ownership guidelines.

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2016 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for: our President and Chief Executive Officer and our Executive Vice Presidents for our Electric and Gas Divisions for the one-year periods ended December 31, 2015 and December 31, 2014; our Executive Vice President and Chief Financial Officer for the one-year period ended December 31, 2015; and for our former Executive Vice President and Chief Financial Officer and our Executive Chairman for the one-year periods ended December 31, 2015, 2014 and 2013.

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Scott M. Prochazka	2015	920,250	—	2,643,980	—	1,039,882	87,517	124,841	4,816,470
President and Chief Executive Officer	2014	900,000	—	2,700,141	—	1,134,000	85,325	77,825	4,897,291
William D. Rogers	2015	367,292	—	961,484	—	330,000	17,491	63,775	1,740,042
Executive Vice President and Chief Financial Officer
Tracy B. Bridge	2015	451,250	—	689,246	—	380,000	36,826	52,879	1,610,201
Executive Vice President and President Electric Division	2014	422,750	5,502	616,200	—	399,498	148,949	39,166	1,632,065
Milton Carroll	2015	600,000	—	1,823,427	—	—	31,235	7,510	2,462,172
Executive Chairman	2014	600,000	—	1,924,131	—	—	21,279	7,465	2,552,875
	2013	262,500	—	2,086,200	—	—	33,098	192,649	2,574,447
Joseph B. McGoldrick	2015	451,250	—	1,208,996	—	380,000	11,471	86,156	2,137,873
Executive Vice President and President Gas Division	2014	428,500	5,067	616,200	—	404,933	327,991	244,957	2,027,648
Gary L. Whitlock	2015	496,152	—	822,567	—	420,489	85,756	68,916	1,893,880
Former Executive Vice President and Chief Financial Officer	2014	592,750	—	799,401	—	560,000	93,899	118,825	2,164,875
	2013	567,250	—	778,432	—	497,762	66,304	102,048	2,011,796

(1)	For 2014, amounts shown in Bonus column represent discretionary payments above amounts earned pursuant to achieved performance goals under our short-term incentive plan.

(2)

Reported amounts for our named executive officers represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 based on the probable achievement level of the underlying performance conditions as of the grant date. Reported amounts for Mr. Carroll represent stock awards included as part of the compensation arrangements approved in April 2013 and February 2014 in connection with his position as Executive Chairman of the Board. Under the April 2013 arrangement, Mr. Carroll was entitled to receive an annual award of 30,000 shares of our common stock during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with such awards paid on June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Under this arrangement, we issued 30,000 shares of common stock to Mr. Carroll on each of June 1, 2013 and June 1, 2014. The reported amount for 2013 in the table above has been calculated for the maximum aggregate amount of 90,000 shares of common stock payable over the June 1, 2013 to May 31, 2016 period. Under the February 2014 and the February 2015 arrangements, Mr. Carroll was granted 30,000 shares of our common stock to be payable on June 1, 2016 and June 1, 2017, respectively, contingent on his continued service as Chairman on each date. For additional information, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.” For purposes of the tables above and below, the effects of estimated forfeitures are excluded. Please also refer to the Grants of Plan-Based Awards for Fiscal Year 2015 table on page 40 and the accompanying footnotes.

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Executive Compensation Tables (continued)

The maximum value at the grant date of stock awards for each of our named executive officers assuming the highest level of performance conditions is achieved is as follows:

Name	Year	Maximum Value of Stock Awards ($)
Prochazka	2015	4,478,015
	2014	4,590,216
Rogers	2015	1,351,316
Bridge	2015	1,167,362
	2014	1,047,540
Carroll	2015	2,638,530
	2014	2,764,059
McGoldrick	2015	1,687,112
	2014	1,047,540
Whitlock	2015	1,393,160
	2014	1,358,958
	2013	1,050,863

(3)	CenterPoint Energy has not granted stock options since 2004.

(4)

Non-Equity Incentive Plan Compensation represents short-term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2015 short-term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2015 table on page 40 and the accompanying footnotes. Mr. Carroll is not eligible for short-term incentive awards. Mr. Rogers’ short-term incentive award represents 120% of his individual target award. The umbrella feature of our short-term incentive plan permits a maximum payout of up to 190% of an executive’s target from the funding pool.

(5)	The two components of the 2015 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

Name	Change in Pension Value(a) ($)	Above Market Earnings on Nonqualified Deferred Compensation(b) ($)	Total ($)
Prochazka	83,332	4,185	87,517
Rogers	17,491	—	17,491
Bridge	36,826	—	36,826
Carroll	—	31,235	31,235
McGoldrick	—	11,471	11,471
Whitlock	85,508	248	85,756

(a)

The Change in Pension Value is the increase or decrease in the present value of accumulated benefits under our retirement plan and the related benefit restoration plans from December 31, 2014 to December 31, 2015. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2015 assumed a discount rate of 4.40% and lump sum conversion interest rates of 3.40%, 4.15% and 4.40% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. The present value as of December 31, 2014 assumed a discount rate of 4.05% and lump sum conversion interest rates of 3.05%, 3.80% and 4.05% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. Mr. McGoldrick experienced a decline in the change in Pension Value between December 31, 2014 and December 31, 2015 of $130,041. Refer to the narrative accompanying the Pension Benefits table on page 48 for a more detailed discussion of the present value calculation.

(b)

Above Market Earnings consist of the amounts that exceed 120% of the applicable federal long-term rate at the time the interest rate was set. In 1985, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McGoldrick who contributed to the 1985 deferred compensation plan. This policy was entered into with his consent. Proceeds upon death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

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Executive Compensation Tables (continued)

(6)	The following table sets forth the elements of All Other Compensation for 2015:

Name	Perquisites and Other Personal Benefits(a) ($)	Tax Reimbursements (b) ($)	Contributions to Vested and Unvested Defined Contribution Plans (qualified)(c) ($)	Contributions to Vested and Unvested Defined Contribution Plans (nonqualified)(d) ($)	Insurance Premiums(e) ($)	Annual Value of Executive (Death) Benefit Plan (change in PVAB)(f) ($)	Total All Other Compensation ($)
Prochazka	—	25	15,900	107,355	1,561	—	124,841
Rogers	41,382	972	14,363	6,137	921	—	63,775
Bridge	—	31	15,900	35,475	1,473	—	52,879
Carroll	—	757	—	—	6,753	—	7,510
McGoldrick	—	2,080	15,900	35,775	32,401	—	86,156
Whitlock	—	4,305	15,900	—	48,711	—	68,916

(a)

Mr. Rogers received relocation payments during 2015, including a $20,000 lump sum allowance towards expenses not covered directly, a gross-up payment of $9,696 and payments made to third parties on his behalf for other fees and expenses related to his relocation totaling $11,680. None of the other named executive officers received perquisites valued in excess of $10,000 during 2015. Mr. Rogers will likely be entitled to additional relocation benefits in connection with the sale of his home in 2016.

(b)

The tax reimbursement amounts shown represent gross-up payments equal to miscellaneous items and the after-tax cost of imputed income that the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payments are calculated assuming the highest individual income tax rate is applicable.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plans” on page 50.

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plans” on page 50.

(e)

The insurance premium amounts include annual premiums we pay to provide life insurance coverage and long-term disability coverage for our senior executive officers, as well as coverage for Messrs. Carroll, McGoldrick and Whitlock under an executive life insurance plan providing split-dollar life insurance. The executive life insurance plan provides endorsement split-dollar life insurance, with coverage continuing after the executive’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. These executive officers have single-life coverage equal to two times current salary. The death benefit for Mr. Carroll under the plan is $180,000. Upon the death of the insured, CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit. For additional details regarding Mr. Carroll, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.”

(f)

These amounts would include the estimated aggregate incremental benefit during 2015 of providing benefits under our executive benefit plan for Mr. McGoldrick who participates in this plan pursuant to individual contractual agreements originally entered into in 1993. If death occurs during active employment, the plan provides for a benefit of 100% of the executive’s current base salary for one year and then 50% of base salary for nine years. The plan also provides that if the executive retires after reaching age 65, CenterPoint Energy will pay an annual benefit equal to 50% of the executive’s annual base salary at the time of retirement for six years after his death. If the executive terminates employment prior to reaching age 65, all benefits are forfeited. The present value of the benefit for Mr. McGoldrick declined between December 31, 2014 and December 31, 2015 by $13,067. Benefits have been calculated assuming retirement at age 65 and using base salary in effect at the end of the year for which the calculation was made. No pre-retirement mortality or terminations are assumed.

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Executive Compensation Tables (continued)

Grants of Plan-Based Awards for Fiscal Year 2015

The following table presents the non-equity and equity incentive plan-based awards granted during 2015. The grant date fair value of equity awards is based on the probable achievement level of the underlying performance conditions as of the grant date at the closing price on the grant date, which was $22.19 for the February 9, 2015 grant and $21.61 for the February 19, 2015 grants, $20.79 for the March 1, 2015 grant and $20.97 for the April 23, 2015 grants.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold: Number of Shares (#)	Target: Number of Shares (#)	Maximum: Number of Shares (#)	All Other Stock Awards: # of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
Scott M. Prochazka	2/19/2015	2/19/2015	460,125	920,250	1,748,475
	2/19/2015	2/19/2015							37,480	809,943
	4/23/2015	2/19/2015				16,493	49,980	99,960		1,048,081
	4/23/2015	2/19/2015				18,740	37,480	74,960		785,956
William D. Rogers	2/19/2015	2/19/2015	137,734	275,469	523,391
	2/9/2015	1/20/2015							18,000	399,420
	2/19/2015	2/19/2015							7,970	172,232
	4/23/2015	2/19/2015				3,505	10,620	21,240		222,701
	4/23/2015	2/19/2015				3,985	7,970	15,940		167,131
Tracy B. Bridge	2/19/2015	2/19/2015	169,219	338,438	643,032
	2/19/2015	2/19/2015							9,770	211,130
	4/23/2015	2/19/2015				4,300	13,030	26,060		273,239
	4/23/2015	2/19/2015				4,885	9,770	19,540		204,877
Milton Carroll	2/19/2015	2/19/2015							30,000	648,300
	2/19/2015	2/19/2015							16,660	360,023
	4/23/2015	2/19/2015				7,329	22,210	44,420		465,744
	4/23/2015	2/19/2015				8,330	16,660	33,320		349,360
Joseph B. McGoldrick	2/19/2015	2/19/2015	169,219	338,438	643,032
	2/19/2015	2/19/2015							9,770	211,130
	3/1/2015	2/19/2015							25,000	519,750
	4/23/2015	2/19/2015				4,300	13,030	26,060		273,239
	4/23/2015	2/19/2015				4,885	9,770	19,540		204,877
Gary L. Whitlock	2/19/2015	2/19/2015	186,057	372,114	707,017
	2/19/2015	2/19/2015							11,660	251,973
	4/23/2015	2/19/2015				5,132	15,550	31,100		326,084
	4/23/2015	2/19/2015				5,830	11,660	23,320		244,510

There were no other equity awards granted to the named executive officers during the year.

(1)

The estimated payouts under non-equity incentive plan awards are based on the terms of our March 2015 short-term incentive plan. Based on the goals adopted in 2015, the maximum payout amount (as shown in the Maximum column) is 190% of target for our senior executive officers. Actual amounts paid in 2015 for 2014 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Any amount awarded by the Compensation Committee to an individual executive officer in excess of the actual performance level of the underlying performance objectives is reflected in the Summary Compensation Table in the Bonus column.

(2)

The annual grants of equity incentive plan awards consist of two types of awards for each named executive officer: a restricted stock unit award covering a number of shares listed in the All Other Stock Awards column, and two performance share awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards. In addition to the annual grants mentioned above, Messrs. Rogers, Carroll and McGoldrick received awards of 18,000, 30,000 and 25,000 restricted stock units, respectively. All of the restricted stock unit awards and the performance share awards accrue dividend equivalents over the vesting period or performance cycle, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the vested shares will be paid in cash. These awards are granted under our long-term incentive plan. Refer to the footnotes to the Outstanding Equity Awards at Fiscal Year-End 2015 table for the vesting date of each of these awards.

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2016 Proxy Statement

Executive Compensation Tables (continued)

Non-Equity Incentive Plan Awards

For our short-term incentive plan, core operating income had to equal or exceed $650 million before any funding for the 2015 plan year occurred.

Short-Term Incentive Targets. The base salary earned and short-term incentive target for each of our senior executive officers for the 2015 plan year were as follows:

	Prochazka	Rogers	Bridge	McGoldrick	Whitlock
Base salary earned in 2015	$920,250	$367,292	$451,250	$451,250	$496,152
Target short-term incentive award percentage for 2015	100%	75%	75%	75%	75%

Mr. Carroll is not eligible to participate in our short-term incentive plan.

Short-term Incentive Plan Awards. The achievement of performance objectives, which the Compensation Committee establishes and approves annually, is used to determine the funding pool of the short-term incentive plan for the year. For each performance objective, a target performance level is established at the beginning of the year. If actual performance is achieved at that target level, the plan is funded at 100% for that performance objective. A threshold level of achievement is also established for the performance objective. Achievement must meet at least the threshold level for any funding to be provided on that performance objective. At the threshold level, funding for that performance objective is 50% of the target amount. Similarly, a maximum level of performance is established for each performance objective, which results in funding for that objective at 150% of the target amount if the maximum level of performance is achieved. An exceptional achievement level is established at 200% of target for performance objectives related to overall company core operating income and overall company operations and maintenance expenditures. Linear interpolation is used to determine funding for performance between achievement levels. The maximum funding pool under the plan is limited based on the percentage achievement level of the applicable performance objectives and the base salary earned multiplied by the applicable executive’s short-term incentive target. The performance objectives used to determine the level of a funding pool for 2015 short-term incentive plan awards were as follows:

Performance Objectives	Performance Objectives Actual Achievement	Weightings of Performance Objectives
Overall Company Core Operating Income	110%	55%
Overall Company Operations and Maintenance Expenditures	127%	25%
Customer Satisfaction Survey and Reliability Composite	96%	10%
Safety Composite	115%	10%
Total Weightings		100%
Funded Achievement Level	113%

Each of the performance objectives is described in detail below.

To determine “Overall Company Core Operating Income,” we adjust our reported operating income to remove the effect of specified items, either positive or negative, to reflect what we consider to be our core operational business performance in the period being measured. Adjustments are the following:

•	plus or minus income or loss related to the company’s stranded cost recovery and system restoration bonds;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards, and impairments of goodwill;

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Executive Compensation Tables (continued)

•

plus or minus the significant (>$1 million per category) differences between the plan and actual financial impact of the following items: new legislation or regulation; any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures; benefit pension plan settlement expenses triggered by lump sum distribution; or other unplanned items that receive written approval from the Chief Executive Officer or Executive Committee.

For 2015, the various levels of achievement for “Overall Company Core Operating Income,” the most significant performance objective for CenterPoint Energy, were as follows:

	In Millions				Actual
	Threshold $	Target $	Maximum $	Exceptional $	$	%
Overall Company Core Operating Income	727	773	804	835	779	110%

The target level above is based on our 2015 business plan as approved by the Board of Directors. The threshold, maximum and exceptional levels are based on target less 6%, target plus 4%, and target plus 8%, respectively.

“Overall Company Operations and Maintenance Expenditures” is defined as:

All operations and maintenance expenses (excluding transmission cost of service, stranded cost recovery and system restoration bonds)

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards, and impairments of goodwill;

•

minus energy efficiency costs (which includes mandated spending and tracked costs but excludes bonus achievement for conservation incentive program costs, energy efficiency costs, gas affordability program and any similar newly approved regulatory mechanisms);

•	minus any differences between plan and actual expenditures required to generate additional revenues, including Home Service Plus labor and benefits costs;

•

plus or minus significant (>$1 million per category) differences between the plan and actual financial impact of the following items: new legislation or regulation; any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures; benefit pension plan settlement expenses triggered by lump sum distribution; or other unplanned items that receive written approval from the Chief Executive Officer and/or Executive Committee.

For 2015, various levels of achievement for “Overall Company Operations and Maintenance Expenditures” were as follows:

	In Millions				Actual
	Threshold $	Target $	Maximum $	Exceptional $	$	%
Overall Company Operations and Maintenance Expenditures	1,267	1,218	1,169	1,121	1,192	127%

The target level above is based on our 2015 business plan as approved by the Board of Directors. The threshold, maximum and exceptional levels are based on plan plus 4%, plan less 4% and plan less 8%, respectively.

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Executive Compensation Tables (continued)

“Customer Satisfaction Survey and Reliability Composite” goal includes results from a weighted average of the Customer Satisfaction Survey for Gas Operations and Houston Electric and System Average Interruption Duration Index for Houston Electric according to the following weights and measures:

					Actual
	Threshold	Target	Maximum	Weight	#	%
Gas Operations
Customer Satisfaction Survey	3.89	4.10	4.20	50%	4.35	150%
Houston Electric
Customer Satisfaction Survey	3.64	3.76	3.85	25%	3.72	83%
System Average Interruption Duration Index	106	96	86	25%	163	0%
Goal Achievement						96%

“Safety Composite” goal is the average of the Houston Electric, Gas Operations and CenterPoint Energy Corporate Safety Achievements, excluding non-preventable vehicle collisions, according to the following weights and measures:

					Actual
	Threshold	Target	Maximum	Weight	#	%
Recordable Incident Rate	1.53	1.39	1.25	40%	1.19	150%
Days Away, Restricted, or Transferred	1.09	0.99	0.89	20%	0.78	150%
Preventable Vehicle Incident Rate	1.83	1.66	1.49	40%	1.79	62%
Goal Achievement						115%

Example of Funding and Distribution of the Short-term Incentive Plan Awards

The following example is provided to illustrate the funding and distribution of the short-term incentive plan. For purposes of this example, we have assumed a base salary earned of $500,000, a short-term incentive plan target of 75% and an achievement level of 120%.

Funding of the Short-term Incentive Plan Award:

Base salary earned during the year	$500,000
Short-term incentive plan target percentage	X 75%

Target individual award amount	$375,000
Achievement level	X 120%

Funding of the short-term incentive plan award	$450,000

Distribution of the Short-term Incentive Plan Award:

Funding of the short-term incentive plan award per above	$450,000
Formulaic award percentage	X 50%

Formulaic portion paid	$225,000

Any amount paid above the formulaic portion is at the discretion of the Committee.

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Equity Incentive Plan Awards

Long-term Incentive Plan Awards Granted in 2015. To determine the amount of long-term incentive compensation granted, each named executive officer’s base salary was multiplied by his long-term incentive target percentage. The resulting amount of long-term incentive compensation for each of the awards of performance shares and stock awards was then divided by the closing price of our common stock on the New York Stock Exchange on February 19, 2015 ($21.61). The grants were determined as follows:

Description	Prochazka	Rogers	Bridge	Carroll	McGoldrick	Whitlock
Base Salary	$900,000	$410,000	$440,000	$600,000	$440,000	$600,000
Long-term incentive target	300%	140%	160%	200%	160%	140%
Long-term incentive compensation at target	$2,700,000	$574,000	$704,000	$1,200,000	$704,000	$840,000
Performance share portion (70%)	$1,890,000	$401,800	$492,800	$840,000	$492,800	$588,000
Performance shares granted at target (rounded)	87,460	18,590	22,800	38,870	22,800	27,210
Stock award portion (30%)	$810,000	$172,200	$211,200	$360,000	$211,200	$252,000
Stock award shares granted at target (rounded)	37,480	7,970	9,770	16,660	9,770	11,660

For a discussion of additional long-term incentive compensation granted to Mr. Carroll, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.”

Performance Shares. Participants received two separate awards totaling the performance shares granted at target shown above, with vesting of each award based on one of the independent performance objectives listed below. “Retirement eligible” participants (age 55 with five years of service) who terminate employment on or after July 1 of the calendar year in which the award is granted will receive a payment under the award, if any, based on the actual achievement of the performance objective at the end of the vesting period with any such amount pro-rated for the period of their employment during the vesting period.

Performance Objectives	Threshold Achievement(1)	Target Achievement (100%)	Maximum Achievement (200%)
Total shareholder return based upon companies in the TSR peer group	25th percentile	Linear interpolation between Threshold and Maximum achievement	2nd position or higher
Three-year cumulative operating income over three-year performance cycle	$2,294 million	$2,467 million	$2,691 million

(1)	Payout upon threshold achievement for the total shareholder return and operating income performance objectives is 33% and 50%, respectively.

Total Shareholder Return

One performance share award vests based on total shareholder return achieved over the three-year cycle in comparison to a subset of 17 companies (including CenterPoint Energy) in the TSR peer group as of January 1, 2015. Maximum achievement (200% of target) requires CenterPoint Energy to rank second or higher in that comparison, but no shares would vest if the company ranks below the 25th percentile in that comparison (threshold level). For this performance objective, the number of performance shares granted will vest using linear interpolation between the threshold and maximum achievement levels. Forty percent of long-term compensation is based on the total shareholder return metric.

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Executive Compensation Tables (continued)

The 17 companies included in our peer group as of January 1, 2015 were:

AGL Resources, Inc.	Entergy Corporation
Ameren Corporation	OGE Energy Corp
American Electric Power Company, Inc.	Pinnacle West Capital Corp.
Atmos Energy	PG&E Corporation
CenterPoint Energy, Inc.	SCANA Corporation
CMS Energy Corporation	Sempra Energy
Consolidated Edison, Inc.	Wisconsin Energy Corporation
DTE Energy Company	Xcel Energy Inc.
Duke Energy Corporation

Earnings Per Share

In March 2014, our Compensation Committee decided to eliminate the Earnings Per Share performance award. This award vests based on earnings per share achieved over the three-year cycle for the award, with maximum achievement (150% of target) being reached if earnings per share reaches the maximum level, but no shares would vest if earnings per share are below the threshold level. The number of performance shares granted vest using linear interpolation between the threshold and maximum achievement levels. The last earnings per share performance award vested in December 2015.

This award was eliminated in favor of the “Three-Year Cumulative Operating Income Award,” described below, to better align the awards with the performance of our operations.

Earnings per share used to determine the vesting of these performance share awards was based on our earnings per share as reported pursuant to generally accepted accounting principles (GAAP), adjusted to remove the effect of specified items to reflect what we consider to be our core operational business performance in the period being measured. Adjustments were the following:

•	plus or minus the impacts of any changes in accounting standards;

•	plus or minus any impact to income from changes in value of Time Warner stocks and the related ZENS securities;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus impairments of goodwill;

•	significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan; and

•	gains, losses or expenses required by GAAP for mergers and acquisitions and not reflected in the plan.

Three-Year Cumulative Operating Income

One performance share award vests based on our achievement of the three-year cumulative operating income goal reflected in the approved five-year plan for the three years ending December 31, 2017. Thirty percent of long-term compensation is based on this metric. If performance for the goal meets or exceeds the threshold level, the Committee may approve a payout of 50% to 200% of the number of the target performance shares awarded. Reported operating income, excluding income or loss related to stranded cost recovery and system restoration bonds, will be adjusted for the following:

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus or minus the financial impacts of any changes in accounting standards, the unplanned change in application of accounting standards, and impairments of goodwill; and

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•

plus or minus significant (>$1 million per category) differences between the plan and actual financial impact of the following items: new legislation or regulation; any named storm; restructuring costs; costs to pursue acquisitions, mergers and divestitures; benefit pension plan settlement expenses triggered by lump sum distribution; or other unplanned items that receive written approval from the Chief Executive Officer or Executive Committee.

The three-year cumulative operating income target will be updated if our financial plan changes as a result of any acquisitions, mergers and divestitures.

Refer to “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” for a discussion of vesting and dividend rights associated with awards under our long-term incentive plan.

Stock Awards. Participants received a restricted stock unit award, which we sometimes refer to as a “stock award” in this proxy statement, representing shares of CenterPoint Energy common stock, as shown in the table on page 40. The award is a three-year service-based award and will vest on February 19, 2018. “Retirement eligible” participants (age 55 with five years of service) who terminate employment on or after July 1 of the calendar year in which the award is granted will receive a payment under the award, if any, with any such amount pro-rated for the period of their employment during the vesting period.

Outstanding Equity Awards At Fiscal Year-End 2015

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2015. The closing stock price on the New York Stock Exchange on December 31, 2015 was $18.36.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Prochazka	—	—	—	—	—	71,660	1,315,678	183,351	3,366,324
Rogers	—	—	—	—	—	25,970	476,809	19,445	357,010
Bridge	—	—	—	—	—	17,570	322,585	46,072	845,882
Carroll	—	—	—	—	—	91,850	1,686,366	77,712	1,426,792
McGoldrick	—	—	—	—	—	42,570	781,585	46,772	858,734
Whitlock	—	—	—	—	—	—	—	31,307	574,797

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Executive Compensation Tables (continued)

(1)	Outstanding stock awards will fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	Prochazka	Rogers	Bridge	Carroll	McGoldrick	Whitlock
2/19/2014	Stock Award	6/1/2016	—	—	—	30,000	—	—
3/20/2014	Stock Award	2/18/2017	34,180	—	7,800	15,190	7,800	—
2/9/2015	Stock Award	2/9/2016	—	10,000	—	—	—	—
2/9/2015	Stock Award	2/9/2017	—	8,000	—	—	—	—
2/19/2015	Stock Award	6/1/2017	—	—	—	30,000	—	—
2/19/2015	Stock Award	2/19/2018	37,480	7,970	9,770	16,660	9,770	—
3/1/2015	Stock Award	3/1/2017	—	—	—	—	25,000	—

Total			71,660	25,970	17,570	91,850	42,570	—

(2)	Outstanding stock awards with performance objectives will fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	Prochazka	Rogers	Bridge	Carroll	McGoldrick	Whitlock
2/21/2013	Stock Award(a)	2/21/2016	8,500	—	3,200	—	3,900	9,824
3/20/2014	Performance Shares(b)	12/31/2016	83,398	—	19,032	37,063	19,032	14,388
2/19/2015	Performance Shares (c)	12/31/2017	91,453	19,445	23,840	40,649	23,840	7,095

Total			183,351	19,445	46,072	77,712	46,772	31,307

(a)	Award provides only one achievement level.

(b)	Based on 2014 and 2015 results, the provided amounts reflect threshold achievement for the total shareholder return and maximum achievement for the three-year cumulative operating income awards.

(c)	Based on 2015 results, the provided amounts reflect threshold achievement for the total shareholder return and maximum achievement for the three-year cumulative operating income awards.

Option Exercises and Stock Vested for Fiscal Year 2015

The following table indicates the number and value of stock options exercised and stock and performance share awards vested during 2015.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Prochazka	—	—	18,040	397,601
Rogers	—	—	—	—
Bridge	—	—	8,620	194,529
Carroll	—	—	30,000	662,400
McGoldrick	—	—	11,070	250,433
Whitlock	—	—	37,925	839,724

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(1)	For each of the named executive officers, the Stock and Performance Share Awards consist of the following:

Name	Performance Share Awards for the 2013-2015 Performance Cycle(a)		Stock Awards Granted February 22, 2012 That Vested February 22, 2015		Stock Awards Granted June 1, 2013 That Vested June 1, 2015		Stock Awards Granted March 20, 2014 That Vested October 1, 2015		Stock Awards Granted February 19, 2015 That Vested October 1, 2015
	Number of Shares (#)	Value Realized on Vesting(b) ($)	Number of Shares (#)	Value Realized on Vesting(c) ($)	Number of Shares (#)	Value Realized on Vesting(d) ($)	Number of Shares (#)	Value Realized on Vesting(e) ($)	Number of Shares (#)	Value Realized on Vesting(e) ($)
Prochazka	14,940	322,069	3,100	75,532	—	—	—	—	—	—
Rogers	—	—	—	—	—	—	—	—	—	—
Bridge	5,520	118,997	3,100	75,532	—	—	—	—	—	—
Carroll	—	—	—	—	30,000	662,400	—	—	—	—
McGoldrick	6,870	148,100	4,200	102,333	—	—	—	—	—	—
Whitlock	18,126	390,751	12,100	294,817	—	—	5,316	108,021	2,383	46,135

(a)

A participant is vested in the right to receive performance shares under the award agreements as of December 31, 2015 (the end of the performance cycle). However, pursuant to the terms of the awards, the actual number of shares to be awarded to the participant is not known until the Compensation Committee determines the applicable performance levels of the underlying goals within 60 days after the end of the performance cycle. Accordingly, the awards are valued for compensation purposes after the Compensation Committee completes its determination and the procedures to verify the financial information used in determining the applicable performance level achievements have been completed, then the actual transfer of the stock is made to participants.

(b)

Value Realized on Vesting for the performance share awards was determined using the closing market price of our common stock ($18.53) on the New York Stock Exchange on February 26, 2016, together with a dividend equivalent amount equal to the dividends accrued during the performance period ($3.0275 per share) on our shares of common stock. The number of performance shares vested was determined based on an overall achievement level of 75%.

(c)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($21.73) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $2.635.

(d)

Value Realized on Vesting for the stock awards was determined using the closing market price of our common stock ($20.22) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $1.86.

(e)

A prorated portion of Mr. Whitlock’s March 20, 2014 and February 19, 2015 stock awards vested upon his retirement on October 1, 2015. However, they will not be paid out until April 2016 due to the six-month delay to comply with Section 409A of the Internal Revenue Code. The value realized on vesting for the March 20, 2014 and February 19, 2015 stock awards was determined using the closing market price of our common stock ($18.36) on the New York Stock Exchange on December 31, 2015 together with dividend equivalents per share of $1.96 and $1.00, respectively.

Pension Benefits

Pension benefits for our senior executive officers are provided under a tax-qualified defined benefit pension plan—the CenterPoint Energy Retirement Plan. In addition, our senior executive officers are eligible for benefits under a benefit restoration plan, also a defined benefit plan. Participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999 (which includes Messrs. Prochazka, Rogers and Whitlock), participants accumulated a retirement benefit based upon a cash balance formula of four percent of base salary and short-term incentive compensation through December 31, 2008. For all employees hired prior to January 1, 1999 (which includes Messrs. Bridge and McGoldrick), benefits accrued based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, final average pay formula benefits under the retirement plan were frozen as to any future accruals. The lump sum value of the age-65 annuity for all final average pay formula participants was calculated using an interest conversion rate of 4.52% as of December 31, 2008. This lump sum amount will continue to grow annually with interest, based on the 30-year Treasury rate from the prior November, until commencement of the benefit. The participant’s benefit through December 31, 2008 is the greater of the lump sum value, the final average pay benefit, or the cash balance benefit. Effective January 1, 2009, all participants are eligible for a retirement benefit based on a cash balance formula of five percent of base salary and short-term incentive compensation.

Benefits that may not be provided under the retirement plan because of Internal Revenue Code annual limits on benefits and compensation are made in a bookkeeping account under the benefit restoration plan. This excess

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Executive Compensation Tables (continued)

benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. To comply with the requirements under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Benefit Restoration Plan (CNP Benefit Restoration Plan) for excess benefits that accrued or vested from and after 2005. This plan is subject to Section 409A. Benefits accrued under this plan are generally paid in a lump sum following the participant’s separation from service, and all of our senior executive officers participate in this plan and will receive payments in a lump sum under this plan. Benefit payments for our senior executive officers will be delayed for six months to comply with Section 409A of the Internal Revenue Code. Mr. McGoldrick also has a benefit under the 1991 CenterPoint Energy Benefit Restoration Plan (1991 Benefit Restoration Plan), which provides for excess benefits that were earned and vested prior to 2005. The 1991 Benefit Restoration Plan is not subject to Section 409A, and benefits under this plan are paid at the same time and in the same form and manner as distributions from the retirement plan. The benefit restoration plans also provide for the inclusion of short-term incentive compensation in the final average pay formula for calculating benefits for certain executives, including Mr. McGoldrick. Neither benefit restoration plan provides any past service credits or accelerated service benefits.

The table below provides information regarding our senior executive officers’ accumulated benefits under our retirement and benefit restoration plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments during 2015 ($)
Final Average Pay Formula(1)
Bridge	Retirement Plan	29.8	760,673	—
	CNP Benefit Restoration Plan	29.8	126,621	—
McGoldrick	Retirement Plan	37.0	1,730,540	—
	CNP Benefit Restoration Plan	37.0	814,558	—
	1991 Benefit Restoration Plan	37.0	872,039	—
Cash Balance Formula(2)
Prochazka	Retirement Plan	14.2	173,878	—
	CNP Benefit Restoration Plan	14.2	209,177	—
Rogers	Retirement Plan	0.9	12,642	—
	CNP Benefit Restoration Plan	0.9	4,849	—
Whitlock	Retirement Plan	14.2	198,091	—
	CNP Benefit Restoration Plan	14.2	518,315	—

(1)	Through December 31, 2008, Messrs. Bridge and McGoldrick accrued benefits based on years of service, final average pay and covered compensation, which we refer to as final average pay (FAP) formulas.

For Mr. McGoldrick, final average pay means the highest base salary for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. This retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [0.44% x (FAP—Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service.

For Mr. Bridge, final average pay means the highest base salary for 60 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. This retirement plan benefit is calculated under the following formula:

1.1% x FAP x Service + [0.45% x (FAP—Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service applicable to the portion of the benefit attributable to FAP in excess of Social Security Covered Compensation is 30 years. The benefit is reduced for early retirement if retirement occurs before age 65. Early retirement subsidies are provided for retirement at age 55 or older.

Messrs. Bridge and McGoldrick also accrued a benefit under the benefit restoration plans based on the applicable final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short-term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plans for certain key officers, including Mr. McGoldrick.

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Beginning in 2009, Messrs. Bridge and McGoldrick accrued a benefit under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code compensation limits did not apply.

The present value for Messrs. Bridge and McGoldrick was calculated based on benefits accrued through December 31, 2015 assuming retirement at the earliest age without a reduction in benefits (at least age 60 with at least 30 years of service for Mr. McGoldrick, and at least age 65 for Mr. Bridge). The calculation assumes the participant is 50% likely to commence the benefit in the form of a single life annuity and 50% likely to elect a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the RP-2006 Aggregate Mortality Table projected using Scale MP-2015 and an interest rate of 4.40%. The lump sum distribution for benefits accrued through December 31, 2008 is calculated as the greater of the cash balance amount and the present value of the accrued benefit commencing at age 65 assuming interest rates of 3.40%, 4.15% and 4.40% for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2015 was 4.40%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans” in Note 6(a) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(2)

Messrs. Prochazka, Rogers and Whitlock’s benefits are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the average annual interest rate for 30-year Treasury Securities as reported daily during the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2015 plan year was 3.04%. In addition, Messrs. Prochazka, Rogers and Whitlock accrued an excess benefit amount under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code annual benefit and compensation limits did not apply.

The present value for Messrs. Prochazka, Rogers and Whitlock was calculated based on benefits accrued through December 31, 2015 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 4.00%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming interest rates of 3.40%, 4.15% and 4.40% for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the RP-2006 Aggregate Mortality Table projected using Scale MP-2015, and the interest rate for discounting payments back to December 31, 2015 is 4.40%.

Savings Plan and Savings Restoration Plans

Our savings plan provides that participants may contribute up to 50% of their plan-eligible compensation as pre-tax or, effective October 1, 2015, Roth contributions. Participants may also contribute up to 16% of eligible pay as after-tax contributions. In addition, we make a matching contribution of 100% of the first 6% contributed by employees. Payment options under the savings plan include (i) a lump sum payment; (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years; (iii) on or after January 1, 2016, a partial cash distribution of the participant’s account balance or (iv) a rollover of the account. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, CenterPoint Energy’s matching contribution is made in a bookkeeping account under the savings restoration plan. To comply with the provisions under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Savings Restoration Plan (CNP Savings Restoration Plan) for all benefits earned or vested from and after 2005, and this plan is subject to Section 409A. Benefits under this plan are paid in a lump sum following the participant’s separation from service, and all of our senior executive officers participate in this plan. Benefit payments for our senior executive officers and other key employees will be delayed for six months following the separation from service to comply with Section 409A of the Internal Revenue Code, unless the separation from service is due to death. Benefits earned and vested prior to 2005 are payable under the 1991 CenterPoint Energy Savings Restoration Plan (1991 Savings Restoration Plan), and no new benefits are provided from and after 2005 under this plan. The 1991 Savings Restoration Plan is not subject to Section 409A, and benefits are paid under this plan at the same time and in the same form and manner as distributions payable from the savings plan. Earnings on both restoration plans are based on each participant’s annual rate of return on their account in the savings plan. Participants are not permitted to make voluntary deferrals into either savings restoration plan.

Deferred Compensation Plans

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 90% of salary and/or short-term incentive compensation. The Company amended the Deferred Compensation Plan as of December 31, 2007, renamed it the 1989 Deferred Compensation Plan and froze the plan to

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new participants and benefit accruals as of December 31, 2007. Effective January 1, 2008, obligations with respect to deferrals under the 1989 Deferred Compensation Plan after December 31, 2004, along with all associated earnings were transferred to and are paid from the 2005 Deferred Compensation Plan, which was adopted effective as of January 1, 2008, to replace the 1989 Deferred Compensation Plan. References to our deferred compensation plan include both our 2005 Deferred Compensation Plan, which covers amounts subject to Section 409A, as well as our 1989 Deferred Compensation Plan, which covers amounts which are exempt from Section 409A. Under the terms of our deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 65, (ii) a lump sum distribution upon retirement or (iii) 15 annual installments commencing upon retirement. If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. For deferrals under the 2005 Deferred Compensation Plan, if a participant terminates employment after age 55, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon his or her separation from service. However, benefit payments for our senior executive officers will not be paid earlier than six months after separation from service (other than by reason of death) to comply with Section 409A of the Internal Revenue Code. Mr. Carroll was the only named executive officer who elected to defer compensation under the plan during 2015. For deferrals under the 1989 Deferred Compensation Plan, if a participant terminates employment from and after age 55 but prior to age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her separation from service or 15 annual installments commencing upon his or her separation from service. If a participant terminates employment after age 60 under the 1989 Deferred Compensation Plan, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65.

From 1985 to 1988, we offered the 1985 Deferred Compensation Plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed interest rates were available for deferrals made under the 1985 Deferred Compensation Plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Please refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” on page 57 for funding of the plans upon a change in control.

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Executive Compensation Tables (continued)

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plans and the savings restoration plans.

Name	Plan Name	Executive Contributions in 2015 ($)	Company Contributions in 2015(1) ($)	Aggregate Earnings in 2015(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
Prochazka	2005 Deferred Compensation Plan	—	—	8,489	—	142,560
	CNP Savings Restoration Plan	—	107,355	1,351	—	301,504
	1991 Savings Restoration Plan	—	—	94	—	20,871
Rogers	CNP Savings Restoration Plan	—	6,138	(603)	—	5,534
Bridge	CNP Savings Restoration Plan	—	35,475	335	—	112,069
Carroll	1989 Deferred Compensation Plan	—	—	34,234	—	574,939
	2005 Deferred Compensation Plan(3)	90,000	—	29,160	(80,147)	510,587
McGoldrick	1985 Deferred Compensation Plan(4)	—	—	36,692	—	229,808
	CNP Savings Restoration Plan	—	35,775	(12,300)	—	237,195
	1991 Savings Restoration Plan	—	—	(5,241)	—	101,063
Whitlock	1989 Deferred Compensation Plan	—	—	484	—	7,840
	CNP Savings Restoration Plan	—	—	(99,746)	—	766,104
	1991 Savings Restoration Plan	—	—	(39,585)	—	304,036

(1)

The Company Contributions in 2015 column for the savings restoration plan include employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Our contributions to the savings plan and the savings restoration plan for the senior executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table. Mr. Whitlock did not receive any Savings Restoration Plan contributions for 2015.

(2)

For the Deferred Compensation Plans, Aggregate Earnings in 2015 consist of earnings on prior plan deferrals. Mr. Prochazka’s 2015 interest rate for the 2005 Deferred Compensation Plans was 6.33% with interest compounded annually. The 2015 interest rate for Messrs. Carroll and Whitlock was 6.43% and 6.58%, respectively with interest compounded annually on the month they attained age 65.

The interest crediting rate under the terms of the 1985 Deferred Compensation Plan was a fixed rate based upon the age of the participant at the time of deferral. Mr. McGoldrick is the only senior executive officer who previously deferred under this plan and the interest crediting rate is 19%, with interest compounded annually. The above-market portion of these 2015 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

For the Savings Restoration Plans, Aggregate Earnings in 2015 include gains and losses determined based on the participant’s balances as of January 1, 2015 plus any matching contributions credited for that year. The gains and losses are calculated using the annualized rate of return for the participant’s account in the plans based on the investment funds selected by the participant.

(3)

For Mr. Carroll, the amount reported as aggregate withdrawals/distributions represents a lump sum early distribution upon his election, which is related to amounts deferred for his annual retainer for the 2011 Plan year and 2014 base salary.

(4)

In 1985, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McGoldrick who contributed to the 1985 Deferred Compensation Plan. This policy was entered into with his consent. Proceeds upon death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Potential Payments upon Change in Control or Termination

Our Board adopted a change in control plan to ensure consistency of officer benefits and to simplify administration, which was effective January 1, 2015 (the “plan”). All of our named executive officers, including Mr. Carroll, are participants in the plan.

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Executive Compensation Tables (continued)

The change in control plan provides for payments and other benefits in the event a covered termination of employment occurs within three months prior to a change in control (provided that a binding agreement to effect a change in control has been executed) or within two years after the completion of a transaction that effects a change in control. A “change in control” will be deemed to occur under the plan if:

•

any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy as part of a merger or consolidation and following the merger or consolidation the conditions for an exclusion from a merger or consolidation event described below are met;

•	the members of our Board on the effective date of the plan, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities are owned by former shareholders of CenterPoint Energy,

•

if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•

individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•

a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under the plan, a covered termination occurs if the officer’s employment is terminated within three months prior to a change in control (provided that a binding agreement to effect a change in control has been executed) or within two years after a change in control for reasons other than death, disability (as defined in our long-term disability plan), involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to “good reason” that is not cured within the cure period under the plan. “Good reason” means any of the following: (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a material reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits other than a reduction that applies generally to all covered employees; (e) a material reduction in the officer’s overall compensation opportunities under the short-term incentive plan, a long-term incentive plan or other equity plan; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The plan provides that we would pay our senior executive officers experiencing a covered termination of employment a lump sum amount equal to (i) three times, in the case of Mr. Prochazka, and (ii) two times, in the case of Messrs. Rogers, Bridge, Carroll and McGoldrick, the sum of the officer’s base salary plus short-term incentive award at target.

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Executive Compensation Tables (continued)

For officers who are not age 55 or older with five years of service, the plan also provides for a short-term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his short-term incentive target. All senior executive officers (except for Messrs. Prochazka and Rogers) meet the age and service requirements and therefore would be entitled to a similar pro rata short-term incentive payment under the terms of the short-term incentive plan. Three years of service for Mr. Prochazka and two years of service for Messrs. Rogers, Bridge and McGoldrick will be added for benefit purposes under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the plan provides for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. If an award agreement for performance shares granted under our long-term incentive plan does not provide for any early payment upon a change in control, then the plan provides for full vesting of performance shares under our long-term incentive plan if there is a covered termination. However, if the terms of the award are more favorable than those of the plan, the more favorable change in control terms under the award agreements will apply rather than the terms of the plan with respect to such awards.

Our plan does not include any excise tax gross-up payment provisions. Under our plan, the executive’s total change in control payment is automatically reduced to the minimum extent necessary to prevent triggering the excise tax, but only if the after-tax benefit of the reduced payment exceeds the after-tax benefit if the payment was not reduced. If the payment is not reduced, the officer will be liable for any excise tax due under Section 4999.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the Company prior to receiving any benefits under the plan. The plan provides that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or marketing of products or services.

Change in control provisions in awards under our current long-term incentive plan. The plan provides that participants will fully vest in any performance awards under the long-term incentive plan in the event of a covered termination, provided that there are not more favorable benefits under the terms of an outstanding award. The terms of outstanding awards to the named executive officers under our current long-term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control plan), without regard to whether the officer’s employment is terminated. Therefore, based on the more favorable terms in the outstanding awards, an officer’s termination would not be required for the officer to be entitled to the accelerated payment under the outstanding awards. The different outstanding award types under the long-term incentive plan are treated as follows:

Stock Awards. We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions have been satisfied, together with shares having a market value equal to accrued dividend equivalents on those shares. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Performance Shares. We would be required to settle rights relating to unvested performance shares by delivering the number of shares that would be required if performance was at the target achievement level plus dividend equivalent shares as described above. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

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Executive Compensation Tables (continued)

Options. We would be required to settle unexercised stock options from our long-term incentive plan in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price.

Payments in the event of change in control. The table below presents amounts that would have been payable and the value of the benefits provided under the change in control plan assuming a covered termination of employment occurred on December 31, 2015 following a change of control. The numbers in the table have been rounded to the nearest one thousand dollars.

Type of Payment	Prochazka	Rogers	Bridge	Carroll	McGoldrick
Severance amount	5,557,000	1,375,000	1,591,000	1,203,000	1,591,000
Short-term incentive plan(1)	923,000	276,000	338,000	—	338,000
Long-term incentive plan:(2)
Performance shares	3,732,000	360,000	549,000	1,472,000	1,004,000
Stock awards	1,580,000	501,000	410,000	1,196,000	902,000
Benefit restoration plan(3)	337,000	73,000	94,000	—	98,000
Health and welfare benefits	34,000	11,000	23,000	—	23,000
Outplacement	4,000	4,000	4,000	4,000	4,000

Total benefit and payment	12,167,000	2,600,000	3,009,000	3,875,000	3,960,000

(1)

Under the terms of our short-term incentive plan, an individual age 55 or older with at least five years of service satisfies the relevant provisions under the plan and is eligible for a pro rata payment at the actual level of achievement, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short-term incentive target. Messrs. Bridge and McGoldrick satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Refer to “—Payments upon termination of employment.” For purposes of the table above, the target level of achievement has been assumed.

(2)

Under the terms of our long-term incentive plan, an individual age 55 or older with at least five years of service satisfies the relevant provisions under the plan and is eligible for pro rata payment at the actual level of achievement, without regard to whether it is preceded by a change in control. For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2015 (which was $18.36). Under the terms of our current long-term incentive plan, amounts payable in shares would be converted to dollars using the New York Stock Exchange closing price on the date on which the change in control occurred. The change in control provisions under our current long-term incentive plan are not conditioned upon termination of employment, and the table above presents amounts that would have been payable if a change in control had occurred on December 31, 2015. The payments are determined as described under “—Change in control provisions in our current long-term incentive plan.” Amounts shown for performance shares are calculated based on a target level of achievement for each award. Amounts shown for the long-term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)

Amounts shown consist of the increase in cash balance accounts that would result from crediting an additional three years of service and interest for Mr. Prochazka, and an additional two years of service and interest for Messrs. Rogers, Bridge and McGoldrick. For purposes of calculating these amounts, balances were projected with the 2016 interest crediting rate of 3.03%. Immediate commencement of the benefit was also assumed.

Upon a change in control, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon a change in control, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

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2016 Proxy Statement

Executive Compensation Tables (continued)

Payments upon termination of employment. Certain benefits are payable to a named executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short-term and long-term incentive benefits at the target level of achievement that would be provided if a named executive officer terminated employment as of December 31, 2015. The numbers in the table have been rounded to the nearest one thousand dollars.

Type of Payment	Prochazka	Rogers	Bridge	Carroll	McGoldrick	Whitlock
Short-term incentive plan(1)	$—	$—	$338,000	—	$338,000	$420,000
Long-term incentive plan:(2)
Performance shares	—	—	548,000	729,000	586,000	921,000
Stock awards	—	—	217,000	285,000	231,000	362,000

Total	$—	$—	$1,103,000	$1,014,000	$1,155,000	$1,703,000

(1)

Under the terms of our short-term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution at the actual level of achievement based on eligible earnings to date multiplied by his short-term incentive target. Messrs. Bridge, McGoldrick and Whitlock satisfy the retirement provisions under the plan, and a termination of employment does not impact this payment. For purposes of the table above, the target level of achievement has been assumed. However, the short-term incentive plan payment reflects the actual payment for Mr. Whitlock, who retired from his position of Chief Financial Officer in March 2015 and from his position of senior advisor in October 2015.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2015 (which was $18.36). Under the terms of our long-term incentive plans, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle and the actual level of achievement. All amounts above have been calculated assuming the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period. Messrs. Bridge, Carroll, McGoldrick and Whitlock satisfy the retirement provisions under the plan. The long-term incentive plan amounts for Mr. Whitlock, who retired from his position of Chief Financial Officer in March 2015 and from his position of senior advisor in October 2015, assume the target level of achievement and do not reflect actual payments made to Mr. Whitlock because actual achievement levels will not be known until the performance cycles close in 2016 and 2017.

Upon termination of employment, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon termination of employment, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death. The table below presents information on the value of the benefits payable if a named executive officer had died on December 31, 2015. The numbers in the table have been rounded to the nearest one thousand dollars. The beneficiaries would have been entitled to the following amounts:

Type of Payment	Prochazka	Rogers	Bridge	Carroll	McGoldrick
Short-term Incentive Plan(1)	$920,000	$275,000	$338,000	$—	$338,000
Long-term Incentive Plan:(2)
Performance Shares	2,061,000	120,000	548,000	729,000	586,000
Stock Awards	794,000	44,000	213,000	278,000	227,000
Executive life insurance plan(3)	—	—	—	180,000	910,000
Executive benefit plan	—	—	—	—	2,503,000
Basic life insurance(3)	50,000	50,000	50,000	—	50,000

Total	$3,825,000	$489,000	$1,149,000	$1,187,000	$4,614,000

(1)

Under the terms of our short-term incentive plan, an individual who dies during the plan year is eligible for a pro rata plan distribution at the target level of achievement based on eligible earnings to date multiplied by his short-term incentive target.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2015 (which was $18.36). Under the terms of our long-term incentive plan, an individual who dies during a plan year is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle and the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period.

(3)	Amounts payable by third party insurance providers.

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Executive Compensation Tables (continued)

Each named executive officer’s beneficiaries would also be entitled to receive payment for any fully vested benefits to which they are entitled under the terms of the applicable plan or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability. If a named executive officer becomes disabled as defined under our long-term disability plan on December 31, 2015, he would receive the payments stated in the table below. Mr. Carroll is not eligible for long-term disability benefits. The numbers in the table have been rounded to the nearest one thousand dollars.

Type of Payment	Prochazka	Rogers	Bridge	Carroll	McGoldrick
Short Term Incentive Plan(1)	$920,000	$275,000	$338,000	$—	$338,000
Long -term Incentive Plan:(2)
Performance Shares	2,061,000	120,000	548,000	729,000	586,000
Stock Awards	810,000	45,000	217,000	285,000	231,000
Long-term Disability Per Month(3)	20,000	17,000	19,000	—	19,000

Total	$3,811,000	$457,000	$1,122,000	$1,014,000	$1,174,000

(1)

Under the terms of our short-term incentive plan, an individual who becomes disabled as defined under our long-term disability plan is eligible for a pro rata plan distribution at the target level of achievement based on eligible earnings to date multiplied by his short-term incentive target.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2015 (which was $18.36). Under the terms of our long-term incentive plan, an individual who becomes disabled as defined under our long-term disability plan is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle and the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period.

(3)	Amounts payable by third party insurance providers.

Upon becoming disabled as defined under our long-term disability plan, each named executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled, if payable upon disability, or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plans and savings restoration plans and in some instances our long-term incentive plan agreements and the change in control plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control plan described under “Potential Payments upon Change in Control or Termination”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

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2016 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,046,722	(2)	$—	8,163,543	(3)
Equity compensation plans not approved by security holders	—		—	—
Totals	3,046,722		$—	8,163,543

(1)

Plans approved by shareholders consist of the 2001 Long-term Incentive Plan, the 2009 Long-term Incentive Plan and the Stock Plan for Outside Directors. No future grants may be made under the 2001 plan.

(2)

Includes outstanding grants of 2,299,890 performance shares (which includes 328,572 shares at actual achievement for the 2013 performance cycle and assumes maximum performance is achieved for performance cycles commencing 2014 and later) and 746,832 shares issuable upon settlement of outstanding grants of stock awards.

(3)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Stock Plan for Outside Directors provides only for awards of common stock.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2016 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, each as filed with the Securities and Exchange Commission.

Michael P. Johnson, Chairman

Janiece M. Longoria

Scott J. McLean

Peter S. Wareing

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2016 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for independent oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy and is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit CenterPoint Energy’s financial statements. The Audit Committee is composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee Charter further describes the committee’s responsibilities and is available at http://investors.centerpointenergy.com/corporate-governance.cfm. During 2015, the Audit Committee met eight times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might reasonably be thought to bear on the auditors’ independence consistent with applicable Public Company Accounting Oversight Board (PCAOB) requirements and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in PCAOB Auditing Standard No. 16, as amended (Communication with Audit Committees), and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2015, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting, based on the framework in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche LLP as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2016.

Phillip R. Smith, Chairman

Scott J. McLean

Theodore F. Pound

Susan O. Rheney

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2016 Proxy Statement

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees related to services provided to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2015 and 2014 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	Year Ended December 31,
	2015	2014
Integrated audit of financial statements and internal control over financial reporting(1)	$4,085,000	$3,965,000
Audit-related fees(2)	637,673	481,200

Total audit and audit-related fees	4,722,673	4,446,200
Tax fees	—	—
All other fees(3)	31,500	31,500

Total fees	$4,754,173	$4,477,700

(1)

For 2015 and 2014, amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements and internal control over financial reporting, statutory audits, attest services, and regulatory filings.

(2)

For 2015 and 2014, amount includes fees for consultations concerning financial accounting and reporting standards and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

(3)	Fees relate to a subscription-based service which provides the Company with access to benchmarking information and tools.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to preapproval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2015, no preapproval requirements were waived for services included in the Audit-related fees caption of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

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2016 Proxy Statement

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2016. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this item. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In conjunction with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its chair, Mr. Smith, approved the slate of potential partners presented to the Audit Committee for its consideration. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its investors.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2016.

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2016 Proxy Statement

ITEM 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers at the 2016 Annual Meeting of Shareholders. This item, commonly referred to as a “say-on-pay” vote, provides you, as a CenterPoint Energy shareholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The objective of our executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based levels of compensation. We have structured our compensation program to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Highlights of our executive compensation program include the following:

•

Market-Based Compensation Targets. We generally target the market median (50th percentile) for each major element of compensation for our senior executive officers. To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in our peer companies. In establishing individual incentive targets and awards, the Compensation Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance.

•

Pay for Performance. We believe that a substantial portion of the compensation for our named executive officers should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the particular executive accomplish goals established by the Compensation Committee. While compensation targets will to a large extent reflect the market, actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

•

2015 Compensation. In February 2015, the Compensation Committee reviewed the base salary and short-term and long-term incentive targets (expressed as a percentage of base salary earned during the year) for Mr. Prochazka and determined to increase his base salary by 3% and not to change his short-term and long-term incentive targets from the levels established for 2014 compensation. The Compensation Committee also reviewed and approved increases to the base salaries of Messrs. Whitlock, Bridge and McGoldrick ranging from 0% to 3.4% and reviewed the short-term and long-term incentive targets (expressed as a percentage of base salary earned during the year) for these senior executive officers. No changes were made to the short-term incentive targets for Messrs. Whitlock, Bridge or McGoldrick. The Compensation Committee approved increases to the long-term incentive targets for Messrs. Bridge and McGoldrick from 140% of base salary to 160% of base salary. In March 2015, Mr. Rogers was named Executive Vice President and Chief Financial Officer. The Compensation Committee approved (i) a base salary of $410,000, (ii) a short-term incentive target of 75% of base salary and (iii) a long-term incentive target of 140% of base salary, for Mr. Rogers. Please refer to “Our 2015 Executive Compensation Program” under “Compensation Discussion and Analysis” on page 22 for more detailed information. In February 2015, the Compensation Committee reviewed Mr. Carroll’s compensation and made no changes to his base salary, long-term incentive target and restricted stock unit award.

•

Change in Control Plan. Effective January 1, 2015, our Board of Directors approved a change in control plan that applies to all of our named executive officers. The plan contains a “double trigger” term and does not provide for any excise tax gross-up payments.

•

Stock Ownership Guidelines. We maintain executive stock ownership guidelines applicable to certain of our officers, including our named executive officers, to appropriately align the interests of our officers with our shareholders’ interests for CenterPoint Energy common stock. Our guidelines provide that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of five times base salary, and the other named executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries.

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2016 Proxy Statement

Item 3: Advisory Vote on Executive Compensation (continued)

•

Recoupment Policy. We have implemented a policy for the recoupment of short-term and long-term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

The discussion under “Compensation Discussion and Analysis” beginning on page 19 describes our executive compensation program and the related decisions made by the Compensation Committee in more detail. We encourage you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion under “Executive Compensation Tables” beginning on page 37, which provides detailed information regarding the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are asking our shareholders to approve the following resolution regarding the compensation of our named executive officers:

RESOLVED, that the shareholders of CenterPoint Energy, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of the foregoing resolution requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

As an advisory vote, this proposal is not binding upon CenterPoint Energy or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

64	CenterPoint Energy

2016 Proxy Statement

ITEM 4: RATIFICATION OF THE AMENDMENT TO THE COMPANY’S BYLAWS TO DESIGNATE AN EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

We are seeking ratification of the provision of the Company’s Bylaws designating Texas as the exclusive forum for certain shareholder litigation.

On December 10, 2015, in connection with its annual corporate governance review process, the Board approved an amendment to the Amended and Restated Bylaws of the Company. As a result of the amendment, Article VI, Section 5 of the bylaws provides that unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, will be the sole and exclusive forum for certain types of litigation (the “Exclusive Forum Provision”). The types of litigation covered by the Exclusive Forum Provision include (i) derivative lawsuits, (ii) actions asserting breach of duty by a director, officer or employee to the Company or the Company’s shareholders, (iii) actions pursuant to any provision of the Texas Business Organizations Code, the Restated Articles of Incorporation of the Company or the bylaws, and (iv) actions asserting a claim governed by the internal affairs doctrine. On February 25, 2016, the Board approved the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which incorporated the Exclusive Forum Provision and certain other modifications described in our Form 10-K filed with the Securities and Exchange Commission on February 26, 2016 (the “Other Amendments”).

The Board committed to submit the Exclusive Forum Provision to the Company’s shareholders at the 2016 annual meeting of the Company for ratification.

The Exclusive Forum Provision is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law in Texas, the Company’s state of incorporation. Because the Company’s operations are located throughout the country, there is a heightened risk that we will encounter such duplicative litigation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and its shareholders, as noted below.

The Exclusive Forum Provision addresses plaintiff forum shopping and the related, well-documented phenomenon of plaintiffs’ attorneys filing parallel lawsuits in multiple jurisdictions, primarily to obtain additional attorneys’ fees. The Board approved the Exclusive Forum Provision in light of the incidence of such frivolous “strike” suits and multi-forum litigation. The Board believes that the Exclusive Forum Provision will reduce the risk of the Company’s involvement in duplicative litigation with the associated duplication of litigation expenses, the potential for inconsistent outcomes of cases brought in multiple forums and the possibility that courts in other states will misconstrue Texas law. The Board believes that, by ensuring that lawsuits relating to intra-corporate disputes are heard in a state or federal court located in Texas, an exclusive forum provision furthers the Company’s goal of fair, predictable and cost-effective outcomes. The Exclusive Forum Provision also allows the Company to consent in writing to the selection of an alternative forum, which consent would be granted in the discretion of the Board.

Although exclusive jurisdiction provisions such as the one the Board has adopted are becoming increasingly common, and the Board knows of no reason a court in another state would not be willing to enforce its terms, the Board cannot be sure that all state courts would enforce the provision and transfer any covered proceeding to the Texas courts designated in the Exclusive Forum Provision.

After consideration of the matters noted above, the Board has determined that the Exclusive Forum Provision is in the best interests of the Company and its shareholders and recommends that it be ratified by the shareholders.

The Exclusive Forum Provision of our Bylaws is attached to this Proxy Statement as Appendix A.

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2016 Proxy Statement

Item 4: Ratification of the Amendment to the Company’s Bylaws to Designate an Exclusive Forum for Certain Legal Actions (continued)

The Exclusive Forum Provision was approved and adopted by the Board on December 10, 2015, and shareholder approval of the Exclusive Forum Provision is not required by Texas law or the Company’s Bylaws or Restated Articles of Incorporation. Nevertheless, the Board considers the Exclusive Forum Provision an important issue and so is asking the Company’s shareholders to ratify the Exclusive Forum Provision. If the proposal for ratification is not approved by shareholders, the Board will amend the Bylaws to remove the Exclusive Forum Provision within five business days following the Annual Meeting. The shareholder vote on the Exclusive Forum Provision will not affect the Other Amendments.

The vote required for the ratification of the Exclusive Forum Provision is the affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy. Broker non-votes and abstentions will have the same effect as a vote against this item.

The Board of Directors recommends a vote FOR the ratification of the amendment to the Company’s Bylaws.

66	CenterPoint Energy

2016 Proxy Statement

GENERAL INFORMATION

We expect to begin mailing this proxy statement and the accompanying proxy card to shareholders on or about March 17, 2016. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 who will help us solicit proxies, of $13,000 plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Shareholder Proposals for 2017 Annual Meeting

Any shareholder who intends to present a proposal at the 2017 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 17, 2016.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2017 annual meeting, the required notice must be received by our Corporate Secretary between October 30, 2016 and January 28, 2017. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held, the names and addresses of the proponent, a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal and any material interest of the proponent in the proposal, as well as other procedural requirements. If any of the foregoing information changes or requires supplementation, the proponent must update the information at the times provided in our bylaws. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained on our website at http://investors.centerpointenergy.com/corporate-governance.cfm.

Director Nominations for 2017 Annual Meeting

Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary, which must be received at our principal executive offices between October 30, 2016 and January 28, 2017. The bylaws require that the notice must contain prescribed information, including the name and address of the shareholder, the number of shares owned beneficially by the shareholder, the name and address of each of the persons with whom the shareholder is acting in concert, the number of shares of capital stock beneficially owned by each such person with whom the shareholder is acting in concert, and a description of all arrangements or understandings between the shareholder and each nominee and any other persons with whom the shareholder is acting in concert pursuant to which the nomination or nominations are made. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. If any of the foregoing information changes or requires supplementation, the proponent must update the information at the times provided in our bylaws. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders on our website at http://investors.centerpointenergy.com/corporate-governance.cfm.

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2016 Proxy Statement

General Information (continued)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than ten percent of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Except for Mr. Rogers’ Form 4, which was amended to correct a computational error in the number of awarded time-based restricted stock units, we believe that during the fiscal year ended December 31, 2015, all of our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (street-name shareholders) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (713) 207-6500. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders

The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2015, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll Executive Chairman of the Board	Scott M. Prochazka President and Chief Executive Officer

March 17, 2016

68	CenterPoint Energy

2016 Proxy Statement

APPENDIX A

The following is an excerpt setting forth Article VI, Section 5 of the Second Amended and Restated Bylaws of the Company, which were amended and restated by resolution of the Board of Directors of the Company on February 25, 2016:

“Section 5. Exclusive Forum for Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company or any director, officer or other employee of the Company pursuant to any provision of the Articles of Incorporation or the Bylaws (as either may be amended from time to time) or the TBOC and (d) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to (i) the provisions of this Section 5 and (ii) jurisdiction and venue in the United States District Court for the Southern District of Texas and the state district court of Harris County, Texas. If any action within the scope of this section is filed by or in the name of any party subject to this section (a “Violating Party”) in violation of this section (a “Violating Action”), the Violating Party shall be deemed to have consented to (A) the personal jurisdiction of Texas state and federal courts in connection with any action brought in any such court to enforce this section and (B) having service of process made upon the Violating Party in any such action by service upon the Violating Party’s counsel in the Violating Action as agent for such shareholder.”

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BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01720-P74223	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Milton Carroll	☐	☐	☐

	1b. Michael P. Johnson	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain

	1c. Janiece M. Longoria	☐	☐	☐		2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2016.	☐	☐	☐

	1d. Scott J. McLean	☐	☐	☐		3. Approve the advisory resolution on executive compensation.	☐	☐	☐

	1e. Theodore F. Pound	☐	☐	☐		4. Ratify the amendment to CenterPoint Energy, Inc.’s Bylaws to designate an exclusive forum for certain legal actions.	☐	☐	☐

	1f. Scott M. Prochazka	☐	☐	☐

	1g. Susan O. Rheney	☐	☐	☐

	1h. Phillip R. Smith	☐	☐	☐

	1i. Peter S. Wareing	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET
CENTERPOINT ENERGY, INC.
2016 ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2016 9:00 a.m. Central Time
Auditorium 1111 Louisiana Street Houston, Texas 77002
This admission ticket admits only the named shareholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, valid picture identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 28, 2016.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E01721-P74223

CENTERPOINT ENERGY, INC. 2016 Annual Meeting of Shareholders Proxy-Common Stock
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Dana C. O’Brien and Vincent A. Mercaldi, or either of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 28, 2016 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas and any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The terms for directors will expire in 2017. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2016, FOR the advisory resolution on executive compensation and FOR the ratification of the amendment to CenterPoint Energy, Inc.’s Bylaws to designate an exclusive forum for certain legal actions.

Continued and to be signed on reverse side

BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01722-P74223	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Milton Carroll	☐	☐	☐

	1b. Michael P. Johnson	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain

	1c. Janiece M. Longoria	☐	☐	☐	2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2016.	☐	☐	☐

	1d. Scott J. McLean	☐	☐	☐	3. Approve the advisory resolution on executive compensation.	☐	☐	☐

	1e. Theodore F. Pound	☐	☐	☐	4. Ratify the amendment to CenterPoint Energy, Inc.’s Bylaws to designate an exclusive forum for certain legal actions.	☐	☐	☐

	1f. Scott M. Prochazka	☐	☐	☐

	1g. Susan O. Rheney	☐	☐	☐

	1h. Phillip R. Smith	☐	☐	☐

	1i. Peter S. Wareing	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 28, 2016.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

This proxy covers all shares in the CenterPoint Energy, Inc. stock fund under the CenterPoint Energy Savings Plan (Plan) for which the undersigned has the right to give confidential voting instructions to The Northern Trust Company, Trustee of the Plan. Under the Plan, participants are “named fiduciaries” as defined under ERISA to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). This proxy, when properly executed, will be voted by the Trustee as directed by the undersigned. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 25, 2016, The Northern Trust Company, as Trustee, will vote the undirected shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA.

E01723-P74223

CENTERPOINT ENERGY, INC. 2016 Annual Meeting of Shareholders Proxy-Common Stock
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints The Northern Trust Company to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 28, 2016 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas and any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

The terms for directors will expire in 2017. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2016, FOR the advisory resolution on executive compensation and FOR the ratification of the amendment to CenterPoint Energy, Inc.’s Bylaws to designate an exclusive forum for certain legal actions.

Continued and to be signed on reverse side